                                  SCHEDULE 14A

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                               HEALTHSOURCE, INC.
                (Name of Registrant as Specified in Its Charter)

                               HEALTHSOURCE, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          Common Stock, $.10 par value

     (2)  Aggregate number of securities to which transaction applies:

          71,340,517 shares of Common Stock

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          $21.75

     (4)  Proposed maximum aggregate value of transaction:


          $1,551,656,244


     (5)  Total fee paid:

          $310,331.25

[ ]  Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          $310,331.25

     (2)  Form, Schedule or Registration Statement No.:

          Schedule 14D-1

     (3)  Filing Party:

          CHC Acquisition Corp.; CIGNA Corporation


     (4)  Date Filed: March 6, 1997

                               Healthsource logo


                                                                    July 1, 1997


To the Shareholders of
Healthsource, Inc.:


     The Board of Directors of Healthsource, Inc. ("Healthsource" or the "Company") cordially invites you to attend a Special Meeting of Shareholders of Healthsource to be held on Thursday, July 31, 1997, at 10:00 a.m., local time, at the Company's offices, Two College Park Drive, Hooksett, New Hampshire (the "Meeting"). At the Meeting, you will be asked to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of February 27, 1997 (the "Merger Agreement"), by and among CIGNA Corporation ("CIGNA"), CHC Acquisition Corp. ("CHC"), an indirect, wholly owned subsidiary of CIGNA, and the Company, which provides for the merger of CHC with and into the Company (the "Merger").



     The proposed Merger is the second and final step in the acquisition of the Company by CIGNA. The first step was a tender offer (the "Offer") by CHC to acquire all of the shares of common stock, $.10 par value per share (the "Shares"), of the Company for $21.75 per Share in cash. The Offer has been completed, and CHC has acquired 63,260,468 Shares, representing approximately 98% of the currently outstanding Shares. New Hampshire law requires the affirmative vote of the holders of a majority of the outstanding Shares to cause the Merger to be approved and adopted at the Meeting. DUE TO CIGNA'S AGREEMENT IN THE MERGER AGREEMENT TO VOTE, OR CAUSE TO BE VOTED, ALL SHARES BENEFICIALLY OWNED BY IT FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE MEETING IS ASSURED WITHOUT THE VOTE OF ANY OTHER SHAREHOLDER.


     If the Merger is consummated, each Share (other than Shares owned by CIGNA, CHC or any other wholly owned subsidiary of CIGNA, or the Shares held by dissenting shareholders who properly exercise and perfect their dissenters' rights under New Hampshire law) will be converted into the right to receive $21.75 per Share in cash, without interest thereon, all as more fully set forth and described in the accompanying Proxy Statement and the Merger Agreement, a copy of which is attached as Exhibit B to the accompanying Proxy Statement.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

     We urge you to read and carefully consider the information presented in the accompanying Proxy Statement. Whether or not you plan to attend the Meeting in person and regardless of the number of Shares you own, please complete, sign, date and return the enclosed proxy card promptly in the accompanying prepaid envelope. If you attend the Meeting, you may vote your Shares personally whether or not you have previously submitted a proxy. Your prompt cooperation will be greatly appreciated.

                                   Sincerely,


                               [HANWAY SIGNATURE]


                                H. Edward Hanway


                     President and Chief Executive Officer

                           [HEALTHSOURCE LETTERHEAD]

                               HEALTHSOURCE, INC.

                             TWO COLLEGE PARK DRIVE
                         HOOKSETT, NEW HAMPSHIRE 03106
                            ------------------------

                  NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 31, 1997

                            ------------------------

To the Shareholders of
Healthsource, Inc.:


     Notice is hereby given that a Special Meeting of Shareholders of Healthsource, Inc. (the "Company") will be held on Thursday, July 31, 1997, at 10:00 a.m., local time, at the Company's offices, Two College Park Drive, Hooksett, New Hampshire, and at any adjournment, continuation or postponement thereof (the "Meeting"), for the purpose of considering and voting on the following matters:

          1. To approve and adopt the Agreement and Plan of Merger, dated as of February 27, 1997 (the "Merger Agreement"), by and among the Company, CIGNA Corporation ("CIGNA") and CHC Acquisition Corp. ("CHC"), an indirect, wholly owned subsidiary of CIGNA, which agreement provides, among other things, (i) for the merger of CHC with and into the Company; and (ii) for the conversion of all of the issued and outstanding shares of common stock, $.10 par value per share (the "Shares"), of the Company, other than the Shares owned by CIGNA, CHC or any other wholly owned subsidiary of CIGNA, or the Shares held by dissenting shareholders who properly exercise and perfect their dissenters' rights under New Hampshire law, into the right to receive $21.75 per Share in cash, without interest, all as more fully described in the accompanying Proxy Statement.
          2. To transact such other business as may properly be brought before the Meeting.
     In connection with the proposal to approve the Merger Agreement, shareholders who deliver to the Company written notice of their intent to demand payment for their Shares before the vote is taken at the Meeting and do not vote their Shares in favor of the Merger Agreement will be entitled to assert dissenters' rights under Sections 13.01-13.31 of the New Hampshire Business Corporation Act, a copy of which is attached as Exhibit A to the Proxy Statement accompanying this notice. For further information about dissenters' rights and the procedures to assert those rights, see "The Merger -- Dissenters' Rights" in the accompanying Proxy Statement.

     The Board of Directors has fixed the close of business on June 30, 1997 as the record date (the "Record Date") for the determination of the shareholders entitled to notice of and to vote at the Meeting.

     The By-Laws require that the holders of a majority of the Shares issued, outstanding and entitled to vote be present or be represented by proxy at the Meeting in order to constitute a quorum for the transaction of business.
     APPROVAL AND ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES AS OF THE RECORD DATE. AS A RESULT OF THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER CONTEMPLATED BY THE MERGER AGREEMENT, CIGNA AND CHC HAVE THE RIGHT TO VOTE SUFFICIENT SHARES TO CAUSE THE MERGER AGREEMENT TO BE APPROVED AND ADOPTED WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER SHAREHOLDER. THE MERGER AGREEMENT REQUIRES CIGNA TO VOTE, OR CAUSE TO BE VOTED, ALL OF THE SHARES BENEFICIALLY OWNED BY IT IN FAVOR OF APPROVING AND ADOPTING THE MERGER AGREEMENT. ACCORDINGLY, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE MEETING IS ASSURED.
     THE MERGER AGREEMENT IS ATTACHED TO THE ACCOMPANYING PROXY STATEMENT AS EXHIBIT B.
     IF YOU ARE UNABLE TO BE PRESENT IN PERSON, PLEASE SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON AT THAT TIME, YOU WILL BE ABLE TO DO SO, EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.
     THE BOARD OF DIRECTORS OF HEALTHSOURCE, INC. HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT ALL SHAREHOLDERS VOTE FOR ITS APPROVAL AND ADOPTION.

     This Proxy Statement constitutes the notice to shareholders required by
Section 293-A:11.03 of the New Hampshire Business Corporation Act.


     Shareholders should not send any Share certificates at this time. Shareholders should surrender Share certificates only after receiving a Letter of Transmittal, which will be forwarded to shareholders promptly following the consummation of the Merger.
                                          By Order of the Board of Directors

                                          [KOPP SIGNATURE]


                                          David C. Kopp


                                          Secretary


Hooksett, New Hampshire

July 1, 1997

                               HEALTHSOURCE, INC.
                             TWO COLLEGE PARK DRIVE
                         HOOKSETT, NEW HAMPSHIRE 03106
                            ------------------------

                                PROXY STATEMENT

                        SPECIAL MEETING OF SHAREHOLDERS

                                 JULY 31, 1997

                            ------------------------

                                GENERAL MATTERS


     The enclosed Proxy is solicited by the Board of Directors of Healthsource, Inc. (the "Company"), for use at the Special Meeting of Shareholders to be held on Thursday, July 31, 1997 at 10:00 a.m., local time, at the Company's offices, Two College Park Drive, Hooksett, New Hampshire, and any adjournment, continuation, or postponement thereof (the "Meeting"). This Proxy Statement and the enclosed form of Proxy are being first mailed to shareholders of the Company on or about July 1, 1997.



     The purpose of this Meeting is to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 27, 1997 (the "Merger Agreement"), by and among the Company, CIGNA Corporation ("CIGNA") and CHC Acquisition Corp. ("CHC"), an indirect, wholly owned subsidiary of CIGNA, pursuant to which CHC will be merged with and into the Company, with the Company as the surviving corporation (the "Merger"). The Merger Agreement is included as Exhibit B to this Proxy Statement. Pursuant to the Merger Agreement, as the first step in the acquisition of the Company by CIGNA and CHC, CHC commenced a cash tender offer on March 6, 1997 for all outstanding shares of common stock, par value $.10 per share (the "Shares"), of the Company, at a price of $21.75 per share, net to the seller in cash, without interest (the "Offer"). The Offer expired at 6:00 p.m., New York City time, on June 25, 1997, at which time CHC accepted for payment 63,260,468 Shares validly tendered pursuant to the Offer and not withdrawn, representing approximately 98% of the total number of outstanding Shares. The aggregate consideration paid by CHC for the Shares tendered was $1,375,915,179. The Merger is the second and final step in the acquisition of all of the Shares by CIGNA and CHC.


     The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement, as a result of which at the effective time of the Merger (a) the Company will continue as the surviving corporation and will become an indirect, wholly owned subsidiary of CIGNA; and (b) each Share issued and outstanding, other than the Shares owned by CIGNA, CHC or any other wholly owned subsidiary of CIGNA, or the Shares held by dissenting shareholders who properly exercise and perfect their dissenters' rights under New Hampshire law, will be converted into the right to receive $21.75 per share in cash, without interest.

     APPROVAL AND ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES AS OF THE RECORD DATE. AS A RESULT OF THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER, CIGNA AND CHC HAVE THE RIGHT TO VOTE SUFFICIENT SHARES TO CAUSE THE MERGER AGREEMENT TO BE APPROVED AND ADOPTED WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER SHAREHOLDER. THE MERGER AGREEMENT REQUIRES CIGNA TO VOTE, OR CAUSE TO BE VOTED, ALL OF THE SHARES BENEFICIALLY OWNED BY IT IN FAVOR OF APPROVING AND ADOPTING THE MERGER AGREEMENT. ACCORDINGLY, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE MEETING IS ASSURED.

     The Shares represented by proxies will be voted as instructed on the proxies and, in the absence of instructions, as recommended by the Company's Board of Directors.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY. ACCORDINGLY, THE BOARD RECOMMENDS THAT ALL SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF

THE MERGER. In arriving at its decision, the Board considered a number of factors, including the opinion of its financial advisor, Bear, Stearns & Co. Inc. that the Offer and the Merger are fair, from a financial point of view, to such shareholders. See "Opinion of Financial Advisor" below.

     Proxies may be revoked at any time before they are exercised, (i) by written notice delivered either to the Company's office at Two College Park Drive, Hooksett, New Hampshire 03106, Attention: Secretary or in person at the Meeting, or (ii) by executing and returning a proxy bearing a later date.


     The cost of solicitation of proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone, telegram, facsimile transmission and other electronic communication methods by officers, directors or employees of the Company, who will not be specially compensated for such solicitation activities. Arrangements will also be made by the Company to reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons. The Company has retained Georgeson & Co. Inc., a proxy solicitation firm, to assist in the solicitation of proxies, at a fee of $6,500 plus fees for direct telephone solicitations, if authorized, and reimbursement of certain out-of-pocket costs.


     All information contained in this Proxy Statement concerning CIGNA, CHC and their affiliates other than the Company, the financing of the Offer and the Merger and plans for CIGNA and the Company after the Merger has been supplied by CIGNA and CHC. With the exception of the aforementioned information, all information contained in this Proxy Statement has been supplied by the Company.


     This Proxy Statement constitutes the notice to shareholders required by
Section 293-A:11.03 of the New Hampshire Business Corporation Act.


     Shareholders should not send any Share certificates at this time. Shareholders should surrender Share certificates only after receiving a Letter of Transmittal, which will be forwarded to shareholders promptly following the consummation of the Merger.

     THE PROPOSED MERGER IS A COMPLEX TRANSACTION AND SHAREHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT IN ITS ENTIRETY.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT OR THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IN CONNECTION WITH THE SOLICITATIONS MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CIGNA, CHC OR THE COMPANY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH A SOLICITATION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF CIGNA, CHC OR THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

                            ------------------------


               The date of this Proxy Statement is July 1, 1997.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Introduction..........................................................................    1
  The Meeting.........................................................................    1
  Voting Rights and Record Date.......................................................    1
Information Concerning the Company....................................................    2
Information Concerning CIGNA and CHC..................................................    3
The Merger............................................................................    4
  General.............................................................................    4
  Background..........................................................................    4
  Recommendation of the Board and Reasons for the Merger..............................    7
  Opinion of Financial Advisor........................................................    9
  Interests of Certain Persons in the Merger..........................................   14
  Payment of Merger Consideration for the Shares......................................   19
  Purpose of the Offer and Merger and Plans for the Company...........................   19
  Accounting Treatment................................................................   20
  Financing of the Merger.............................................................   20
  Regulatory and Other Approvals......................................................   20
  Dissenters' Rights..................................................................   21
  The Merger Agreement................................................................   23
  Certain Effects of the Merger.......................................................   27
  Certain Federal Income Tax Consequences.............................................   27
Financial Projections.................................................................   28
Market Prices and Dividend Matters....................................................   30
Security Ownership of Officers, Directors and Certain Beneficial Owners...............   31
Selected Historical Consolidated Financial Information of the Company.................   31
Independent Public Accountants........................................................   33
Incorporation of Certain Documents by Reference.......................................   33
EXHIBITS:
Exhibit A: Sections 13.01-13.34 of the New Hampshire Business Corporation Act.........  A-1
Exhibit B: The Merger Agreement.......................................................  B-1
Exhibit C: Opinion of Bear, Stearns & Co. Inc.........................................  C-1

                                  INTRODUCTION

THE MEETING

     This Proxy Statement is being furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or "Board") from holders of outstanding Shares for use at the Meeting. At the Meeting, shareholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement pursuant to which CHC will be merged with and into the Company, with the Company as the surviving corporation ("Surviving Corporation")in the Merger. As a result of the Merger, the Company will become an indirect, wholly owned subsidiary of CIGNA.


     In connection with the execution of the Merger Agreement, CIGNA and CHC entered into a Tender Agreement and Irrevocable Proxy, dated as of February 27, 1997 (the "Tender Agreement"), with Norman C. Payson, M.D., the Company's then Chief Executive Officer and President and the owner of 4,332,760 Shares. On March 6, 1997, CHC commenced the Offer. In accordance with the Tender Agreement, Dr. Payson tendered all of his Shares. The Offer expired at 6:00 p.m., New York City time, on June 25, 1997, at which time CHC accepted for payment 63,260,468 Shares validly tendered pursuant to the Offer and not withdrawn, representing approximately 98% of the total number of outstanding Shares. The aggregate consideration paid by CHC for the Shares tendered was $1,375,915,179. The Merger is intended to follow the purchase of the Shares pursuant to the Offer as the second and final step in the acquisition of the Company pursuant to the Merger Agreement.


VOTING RIGHTS AND RECORD DATE


     Only shareholders of record ("Record Holders") at the close of business on June 30, 1997 (the "Record Date") will be entitled to notice of and to vote at the Meeting. On the Record Date, there were 64,293,469 Shares outstanding and entitled to vote; each of the Shares is entitled to one vote.



     The presence at the Meeting, in person or by proxy, of a majority of all the Shares outstanding on the Record Date will constitute a quorum for the transaction of business. Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Shares as of the Record Date. Action on any other matter not described herein which may come before the Meeting will be approved if the votes cast favoring the action exceed the votes cast opposing the action.


     Shares which are represented by properly executed proxies, unless such Shares shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such Shares will be voted for approval and adoption of the Merger Agreement. Under the rules of the New York Stock Exchange ("NYSE"), while brokers who hold Shares in "street" name have the authority to vote on certain items for which they have not received instructions from beneficial owners, brokers will not be entitled to vote on the Merger Agreement absent instructions. Brokers who do not receive instructions but who are present, in person or by proxy, at the Meeting will be counted present for quorum purposes. Because the approval and adoption of the Merger Agreement by shareholders of the Company requires the affirmative vote of a majority of the Shares outstanding as of the Record Date, failure to submit a proxy, abstentions and broker non-votes will have the same effect as a vote against approval of the Merger Agreement.

     It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Meeting. If, however, other matters are properly presented, the persons named as proxy appointees will vote in accordance with their best judgment on such matters. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote in accordance with their best judgment on matters incident to the conduct of the Meeting.

     Excluding Shares underlying options, on the Record Date, the directors and executive officers of the Company beneficially owned less than 1% of the outstanding Shares entitled to vote at the Meeting.


     AS A RESULT OF THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER, CIGNA AND CHC HOLD A TOTAL OF 63,260,468 SHARES, CONSTITUTING APPROXIMATELY 98% OF THE OUTSTANDING SHARES ENTITLED TO VOTE AT THE

MEETING. ACCORDINGLY, CIGNA AND CHC BENEFICIALLY OWNS A SUFFICIENT NUMBER OF SHARES TO ADOPT AND APPROVE THE MERGER AGREEMENT WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER SHAREHOLDER. IN THE MERGER AGREEMENT, CIGNA HAS AGREED TO VOTE, OR CAUSE TO BE VOTED, ALL SHARES BENEFICIALLY OWNED BY IT FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. ACCORDING, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE MEETING IS ASSURED.

     Pursuant to the terms of the Merger Agreement, after the approval and adoption of the Merger Agreement by the shareholders of the Company, the satisfaction or waiver of the other conditions to the Merger and the filing of Articles of Merger with the New Hampshire Secretary of State in accordance with the provisions of the New Hampshire Business Corporation Act ("NHBCA") (the date and time of such filing being hereinafter referred to as the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than the Shares owned by CIGNA, CHC or any other wholly owned subsidiary of CIGNA, or the Shares held by dissenting shareholders who properly exercise and perfect their dissenters' rights under the NHBCA) will be cancelled, extinguished and converted into the right to receive $21.75 per share in cash, without interest. See "The Merger -- Dissenters' Rights." At the Effective Time, the stock transfer books of the Company will be closed and no transfer of the Shares will thereafter be made.

     TO RECEIVE PAYMENT AFTER THE MERGER OF $21.75 PER SHARE IN CASH (WITHOUT INTEREST), HOLDERS OF THE SHARES MUST DELIVER CERTIFICATES EVIDENCING SUCH SHARES ALONG WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL TO IBJ SCHRODER BANK & TRUST COMPANY ("PAYING AGENT"). INSTRUCTIONS WITH REGARD TO THE SURRENDER OF SHARE CERTIFICATES TO THE PAYING AGENT, TOGETHER WITH A LETTER OF TRANSMITTAL TO BE USED FOR THIS PURPOSE, WILL BE FORWARDED TO THE COMPANY'S SHAREHOLDERS AS PROMPTLY AS PRACTICABLE FOLLOWING THE EFFECTIVE TIME. SHAREHOLDERS SHOULD SURRENDER SHARE CERTIFICATES ONLY AFTER RECEIVING A LETTER OF TRANSMITTAL. SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

     The obligations of the Company and CIGNA to consummate the Merger are subject to certain conditions. In the unlikely event that the Merger Agreement is terminated without the Merger being consummated, certificates delivered to the Paying Agent will be promptly returned.


                       INFORMATION CONCERNING THE COMPANY


     The Company is a New Hampshire corporation with its principal executive offices located at Two College Park Drive, Hooksett, New Hampshire 03106. The telephone number of the Company at such offices is (603) 268-7000.

     The Company is a diversified provider of a range of managed health care services. The Company provides managed care through health maintenance organizations ("HMOs") in Arkansas, Connecticut, Georgia, Indiana, Kentucky, Maine, Massachusetts, New Hampshire, New Jersey, New York, North Carolina, Ohio South Carolina, Tennessee and Texas, serving approximately 1.0 million members. The Company also offers point of service plans, preferred provider organization plans, utilization review services, managed workers compensation services, pharmacy benefit management services and other managed care consulting and administrative services to other health care payors. The Company also provides medical and dental indemnity products, primarily self-insured products, which cover approximately 2.1 million and 2.6 million lives, respectively.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Tender Offer Statement on Schedule 14D-1, as amended, filed by CIGNA and CHC in connection with the Offer and the Solicitation/Recommendation Statement on Schedule 14D-9, as amended, filed by the Company in connection with the Offer, as well as such reports, proxy statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago,

Illinois 60661. Copies of such material also can be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an internet web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission. In addition, reports, proxy statements and other information concerning the Company may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                      INFORMATION CONCERNING CIGNA AND CHC

     CHC is a newly-formed New Hampshire corporation and a wholly owned, indirect subsidiary of CIGNA. To date, CHC has not conducted any business other than in connection with its formation and capitalization and the transactions contemplated by the Merger Agreement. Until immediately prior to the time CHC purchased Shares pursuant to the Offer, CHC had no significant assets or liabilities other than those created pursuant to the Merger Agreement. Because CHC is a newly-formed corporation, no meaningful financial information regarding CHC is available. The principal executive offices of CHC are located at 900 Cottage Grove Road, Bloomfield, Connecticut 06152.

     With shareholders' equity of $7.2 billion and assets of $98.9 billion as of December 31, 1996, and revenues of $19 billion for the year then ended, CIGNA and its subsidiaries constitute one of the largest investor-owned insurance organizations in the United States and one of the principal United States companies in the financial services industry. Although CIGNA is not an insurance company, its subsidiaries are major providers of group life and health insurance, managed care products and services, retirement products and services, individual financial services, and property and casualty insurance. CIGNA is one of the largest international insurance organizations based in the United States, measured by international revenues, and one of the largest investor-owned HMOs in the United States, based on the number of members. CIGNA's major insurance subsidiaries, Connecticut General Life Insurance Company ("CG Life") and Insurance Company of North America ("ICNA"), are among the oldest insurance companies in the United States, with ICNA tracing its origins to 1792 and CG Life to 1865. CIGNA was incorporated in the State of Delaware in 1981. The principal executive offices of CIGNA are located at One Liberty Place, Philadelphia, Pennsylvania 19192. The telephone number of CIGNA at such offices is (215) 761-1000.

     CIGNA is subject to the informational requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information with the Commission. The Tender Offer Statement on Schedule 14D-1, as amended, filed by CIGNA and CHC in connection with the Offer and the Solicitation/Recommendation Statement on Schedule 14D-9, as amended, filed by the Company in connection with the Offer, as well as such reports, proxy statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an internet web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission. In addition, reports, proxy statements and other information concerning CIGNA may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                                   THE MERGER

GENERAL

     Pursuant to the terms of the Merger Agreement, as soon as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, CIGNA will acquire the Company through the merger of CHC with and into the Company. Following the Merger, the Company will be the surviving corporation and will continue in existence as an indirect, wholly owned subsidiary of CIGNA. The Merger will become effective upon the filing of Articles of Merger with the New Hampshire Secretary of State in accordance with the NHBCA. Such filing shall be made no later than the second business day after the last of the conditions to the Merger set forth in the Merger Agreement is satisfied or waived.

     At the Effective Time, each Share (other than Shares owned by CIGNA, CHC or any other wholly owned subsidiary of CIGNA, or the Shares held by dissenting shareholders who properly exercise and perfect their dissenters' rights under the NHBCA) will be cancelled, extinguished and converted into the right to receive $21.75 per Share in cash, without interest, all as more fully set forth and described in this Proxy Statement and the Merger Agreement, a copy of which is attached as Exhibit B to this Proxy Statement.

BACKGROUND

     Beginning in the summer of 1996, as a result of changes in the managed care industry and the Company's strategic position, the Company's management, in periodic consultation with the Company's directors, began to explore various possible strategic alternatives to improve long-term shareholder value. These strategic alternatives generally included, among others, a significant change in the Company's growth plans and acquisitions strategy, divestitures of various operating subsidiaries, joint ventures with financial partners to partially divest various subsidiaries, a stock buyback, a leveraged recapitalization, a business combination involving the Company, and the sale of the Company.

     In the summer and fall of 1996, the Company's management, after consulting with the Company's financial advisor, Bear, Stearns & Co. Inc. ("Bear Stearns"), identified and reviewed a list of leading candidates that might be expected to have an interest in potentially engaging in one or more of the above strategic transactions with the Company. Thereafter, the Company's Chief Executive Officer, Norman C. Payson, M.D., or Bear Stearns had a number of informal discussions and meetings with these parties (including several discussions that were initiated by such parties) to assess the feasibility of the Company's strategic alternatives and the potential level of interest of such parties in pursuing one or more of these alternatives. As a result of this process, two of such parties ultimately expressed an interest in exploring a possible business combination with the Company and entered into confidentiality agreements with the Company. After several meetings with one of these parties, such party advised the Company that it was not in a position to further pursue discussions concerning a business combination. The second party (the "Other Party") determined, based on these initial contacts, to continue discussions.

     Beginning in November 1996, certain senior officers of the Company and the Other Party and their respective financial advisors had a number of meetings and telephone conversations to discuss on a preliminary basis a possible business combination of the Company and the Other Party. In connection with such preliminary discussions, the Company provided certain financial and operating information to the Other Party.

     Over the next two months, discussions between the Company's and the Other Party's management and financial advisors progressed through various meetings and telephone calls during which the parties discussed, among other things, their respective operations, the Company's financial projections and potential operating synergies.

     In mid-January 1997, a meeting was arranged between the CEOs of CIGNA and the Company. That meeting occurred on January 27, 1997. No specific proposals were made by either party at that meeting, although CIGNA and the Company indicated a willingness to have further discussions to explore the possibility of an acquisition of the Company by CIGNA. On January 31, 1997, CIGNA and the Company entered into a confidentiality agreement (the "Confidentiality Agreement"). After the execution of the

Confidentiality Agreement, the Company provided certain requested financial and operating information to CIGNA.

     On February 3, 1997, the Other Party, acting through its financial advisor, submitted a verbal preliminary indication of interest to explore combining with the Company in a merger, pursuant to which the Company's shareholders would receive between $20 and $22 per Share in consideration consisting of a combination of cash, common stock and/or mandatorily convertible preferred stock.

     On February 4, 1997, senior officers of the Company and CIGNA, and their respective financial advisors, met to conduct preliminary due diligence on the Company. The Company provided CIGNA with certain materials describing the Company, its operations and projected results of operations.

     During the evening of February 7, 1997, Dr. Payson met with the Other Party's Chairman and Chief Executive Officer in New York City. At that meeting, the parties discussed the Other Party's preliminary indication of interest and various issues relating to a possible combination between the Other Party and the Company.

     On February 9, 1997, the Board held a special meeting and analyzed and reviewed, with the Company's management and the Company's legal and financial advisors, among other things, the Other Party's preliminary indication of interest and various strategic, financial and legal considerations concerning a possible transaction with the Other Party or with CIGNA. No decision was reached by the Board at the meeting, but it was the consensus of the directors that the Company's management and legal and financial advisors should continue to hold discussions with the Other Party and pursue discussions with CIGNA.

     On February 10, 1997, at the request of the Company, CIGNA advised the Company that CIGNA's preliminary indication of interest for a business combination with the Company would involve a wide per share price range, and that, among other things, further due diligence and review would be necessary in order for such range to be narrowed.

     On or about February 12, 1997, at the Company's direction, the Company's financial advisor provided the Other Party with a draft term sheet outlining the potential structure of a transaction.

     On February 13 and 14, 1997, CIGNA conducted additional due diligence on the business, operations and financial performance of the Company, that included meetings in Manchester, New Hampshire. At the end of such meetings, CIGNA indicated to the Company that its review of the Company to date suggested that CIGNA would consider exploring a possible acquisition of the Company at a per share price in the range of $20 to $22 per Share in cash, although CIGNA was not prepared to make a formal proposal at such time.

     CIGNA delivered to the Company a due diligence request list on February 15, 1997 and thereafter the Company began providing additional information about the Company to CIGNA and its advisors. Numerous telephone calls between representatives of CIGNA and the Company regarding due diligence and requests for information were made between February 20 and February 25 and, during that period, CIGNA continued its review of the Company.

     On February 16, 1997, the CEOs of the Company and the Other Party met to discuss issues concerning how the combined entity might operate, as well as certain issues relating to the terms of a possible combination.

     Beginning on February 21, 1997, the Company's legal and financial advisors commenced negotiations with CIGNA's legal and financial advisors with respect to the terms of a possible merger agreement. Additionally, CIGNA's legal counsel distributed to the Company's legal counsel a draft of the Tender Agreement providing, among other things, that certain unspecified shareholders would tender, or cause to be tendered, all of the Shares owned by them and would agree to vote all of their Shares in favor of the Offer and the Merger.

     On February 22, 1997, at the Company's request, in a telephone call and letter from CIGNA, CIGNA indicated that it was working towards proposing an acquisition of the Company for a purchase price ranging from $20 to $22 per Share in cash. In the letter, CIGNA also advised that its ability to submit such a proposal would be contingent upon approval by CIGNA's board of directors at a meeting scheduled to be held on February 26, 1997, confirmatory due diligence which CIGNA anticipated completing prior to such board meeting, and negotiation of the definitive form of the Merger Agreement and related agreements.

     Later on February 22, 1997, the Board held a special meeting to analyze and review, with the advice and assistance of the Company's financial and legal advisors, among other things, certain strategic, financial and legal considerations concerning a possible transaction with CIGNA, the terms of CIGNA's most recent indication of interest, the potential impact on the Company's shareholders of a transaction with CIGNA at the prices being suggested by CIGNA, and the terms and conditions of the most recent draft of the Merger Agreement. The Company's management and its legal and financial advisors also reported to the Board on the status of the discussions with the Other Party. No decision was reached by the Board at the meeting, but it was the consensus of the directors that the Company's management and the Company's legal and financial advisors should continue to hold discussions with CIGNA and the Other Party and report back to the Board once management was prepared to make a recommendation.

     On February 23, 1997, certain senior officers of the Company met in Chicago with certain senior officers of the Other Party. At the meeting, the parties discussed various issues relating to a possible combination of the Other Party and the Company.

     On February 25, 1997, the Other Party, through its financial advisor, submitted a preliminary, non-binding proposal to combine with the Company in a merger pursuant to which the Company's shareholders would receive $21 per Share of stated consideration consisting of a combination of cash (45%) and the Other Party's common stock (55%) or, if agreed to by the Company and the Other Party, 27.5% in common stock of the Other Party and 27.5% in mandatorily convertible preferred stock of the Other Party. The Other Party's proposal assumed a fixed exchange ratio, subject to a potential adjustment if the Other Party's stock price decreased by more than 20%. The Other Party's proposal was subject to numerous conditions, including, among other things, shareholder approval, due diligence, and the Company's agreement, effective immediately, not to solicit any competing transactions.

     On several occasions following receipt of the Other Party's proposal, the Company's financial advisor advised senior management of the Other Party and the Other Party's financial advisor that the Other Party's proposal was inadequate in a number of respects, including price, and that the Other Party should make its best and final proposal.

     During the evening of February 25, 1997, representatives of the Company and the Company's legal and financial advisors met with representatives of CIGNA and CIGNA's legal and financial advisors to continue negotiating the terms and conditions of the Merger Agreement and the Tender Agreement. Certain terms of a consulting agreement between CIGNA and Dr. Payson (the "Consulting Agreement") were also negotiated. At that meeting, CIGNA indicated that, subject to, among other things, the satisfaction of open issues relating to the terms and conditions of the Merger Agreement, it would be willing to propose purchasing all of the Shares at a price of $21 per Share in cash. After further negotiations, such proposed price was increased to $21.75 per Share, subject to, among other things, the satisfactory resolution of the open issues relating to the terms and conditions of the Merger Agreement, the Tender Agreement and the Consulting Agreement, and the approval of the Board and CIGNA's board of directors.

     During the afternoon of February 26, 1997, the Board held a special telephonic meeting. At such meeting, the Board was advised by the Company's financial and legal advisors of the status of possible transactions with CIGNA and the Other Party. No decision was reached by the Board at the meeting, but it was the consensus of the directors that the Company's management and legal and financial advisors should continue to negotiate with CIGNA, confirm whether or not the Other Party was prepared to improve its proposal and report back to the Board.

     During the evening of February 26, 1997, the Company's legal and financial advisors met with representatives of CIGNA and CIGNA's legal and financial advisors to negotiate the remaining issues in the Merger Agreement and the Tender Agreement, and negotiations concerning the terms of the Consulting Agreement also continued. Such negotiations continued through February 27, 1997 and, by the evening of

February 27, 1997, the Company and CIGNA agreed upon forms of a definitive Merger Agreement, and Dr. Payson and CIGNA agreed upon the forms of a definitive Tender Agreement and Consulting Agreement.

     On the evening of February 27, 1997, the Board held a special telephonic meeting to review, with the advice and assistance of the Company's financial and legal advisors, the final proposed terms and conditions of the proposed Merger Agreement. At such meeting, the Company's financial advisor provided an oral opinion (which was subsequently confirmed in writing) that, as of the date of the Merger Agreement, the Offer and the Merger were fair, from a financial point of view, to the shareholders of the Company, and the Company's legal counsel advised the Board of the recent material changes made to the Merger Agreement. The Board was also informed that earlier that day, during telephone calls between the Company's financial advisor and the Other Party's management and financial advisor, the Other Party elected not to amend or modify its previous proposal despite several requests by the Company's financial advisor that the Other Party put forth its best and final proposal. Following the Board's review of the final terms of the Offer and the Merger, the Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, were fair to and in the best interests of the Company's shareholders, approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, authorized the execution and delivery of the Merger Agreement, recommended that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer, and recommended that the Company's shareholders approve and adopt the Merger Agreement.

     Later on the evening of February 27, 1997, the Company, CIGNA and CHC executed and delivered the Merger Agreement, CIGNA, CHC and Dr. Payson executed and delivered the Tender Agreement, and CIGNA and Dr. Payson executed and delivered the Consulting Agreement.

     On the morning of February 28, 1997, the Company and CIGNA issued press releases announcing the execution of the Merger Agreement.


     On March 6, 1997, CHC commenced the Offer. In accordance with the Tender Agreement, Dr. Payson tendered all of his Shares. The Offer expired at 6:00 p.m., New York City time, on June 25, 1997, at which time CHC accepted for payment 63,260,468 Shares validly tendered pursuant to the Offer and not withdrawn, representing approximately 98% of the total number of outstanding Shares, for an aggregate consideration of approximately $1,375,915,179.



     Effective June 30, 1997, Merwyn Bagan, M.D., Robert H. Bilbro, M.D., J. Harold Chandler, Robert A. Leipold, M.D., Paul D. Baron, M.D., Robert S. Cathcart, III, M.D., Daniel F. Eubank, M.D. and David W. Schall, M.D., resigned as directors of the Company, and effective June 30, 1997, H. Edward Hanway, Joseph M. Fitzgerald, William M. Pastore and W. Allen Schaffer, M.D. were elected to fill the resulting vacancies on the Board. Dr. Payson and Francis G. Middleton, M.D. (the "Continuing Directors") will resign as of the Effective Time.


RECOMMENDATION OF THE BOARD AND REASONS FOR THE MERGER

     The Board has unanimously approved the Merger Agreement, the Offer and the Merger, and has determined that the Offer and the Merger are fair to and in the best interests of the Company's shareholders, and unanimously recommends that the Company's shareholders vote FOR approval and adoption of the Merger Agreement.

     In reaching its conclusions, the Board considered a number of factors including:

          1. the presentations and views expressed by management of the Company (at the meetings of the Board held on February 22, 1997, February 26, 1997 and February 27, 1997 and at previous meetings of the Board) regarding, among other things: (a) the financial condition, results of operations, cash flows, business and prospects of the Company, including the prospects of the Company if it remains independent; (b) the strategic alternatives available to the Company; (c) the fact that in view of the discussions held with various parties, including the Other Party, management of the Company believed it was unlikely that any other party would propose an acquisition or strategic business combination that, taken as a whole, would be more favorable to the Company and its shareholders than the Offer and the Merger; and (d) the recommendation of the Merger by the management of the Company;

          2. the presentation of Bear Stearns at the meetings of the Board held on February 22, 1997, February 26, 1997 and February 27, 1997 and the opinion of Bear Stearns, expressed orally at the February 27, 1997 meeting (and subsequently confirmed in writing), to the effect that, as of February 27, 1997, the Offer and the Merger are fair, from a financial point of view, to the Company's shareholders. See "Opinion of Financial Advisor" below and Exhibit C hereto;

          3. the historical market prices and the recent trading activity of the Shares, including the fact that the $21.75 per share price represents a premium of approximately 29% over the reported closing price of the Shares on the NYSE on the last full trading day preceding the public announcement of the execution of the Merger Agreement;

          4. the extensive arms-length negotiations between the Company and CIGNA leading to the belief of the Board that $21.75 per Share represented the highest price per Share that could be negotiated with CIGNA;

          5. the history of the Company's discussions with the Other Party, including, without limitation, (i) the fair and ample opportunity provided to the Other Party to submit a proposal to the Company, (ii) that the proposal made by the Other Party on February 25, 1997 contemplated the acquisition of the Company for $21 per Share in stated consideration which would consist of no more than 45% cash with the remainder to be in the form of shares of common stock or mandatorily preferred stock of the Other Party, (iii) that the stock component of the Other Party's proposal would subject the Company's shareholders to the risks and uncertainties associated with equity securities, (iv) the highly conditional nature of the proposal, and (v) that, following repeated requests by the Company's financial advisor to the Other Party and its financial advisor that the Other Party submit its best and final proposal, the Other Party elected not to amend or modify its proposal;

          6. the results of the inquiries made by the Company's management and financial advisor to major companies in the managed health care and related industries, regarding a possible strategic alliance, partnership, business combination, acquisition or similar transaction with the Company;

          7. that the Offer and the Merger provides for a prompt cash tender offer for all Shares to be followed by a merger for the same consideration, thereby enabling the Company's shareholders to obtain the benefits of the transaction in exchange for their Shares at the earliest possible time;

          8. that, in the Merger Agreement, CIGNA and CHC have agreed to honor all employment and severance agreements and arrangements with respect to employees and former employees of the Company, and that, effective as of the Effective Time and for a two-year period thereafter, the Company's employees will be provided with employee benefits that are no less favorable in the aggregate than those provided to such employees prior to the date of execution of the Merger Agreement;

          9. other provisions of the Offer and the Merger Agreement, including the parties' representations, warranties and covenants, the conditions to their respective obligations, and the limited ability of CIGNA and CHC to terminate the Offer or the Merger Agreement;

          10. the regulatory approvals required to consummate the Merger, including, among others, anti-trust and insurance regulatory approvals, the favorable prospects for receiving such approval and CIGNA's agreements in the Merger Agreement with respect to seeking to obtain such approval;

          11. the business reputation and capabilities of CIGNA and its management, and CIGNA's financial strength, including its ability to finance the Offer;

          12. the fact that pursuant to the Merger Agreement, the Board had the right to participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to third parties making an unsolicited Acquisition Proposal (as defined in the Merger Agreement) or approve an unsolicited Acquisition Proposal if the Company Board is advised by its financial advisor that such acquiror has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal and the Board determines in good faith, after receiving advice from its financial advisor, that such third party has submitted to the Company an Acquisition Proposal which is a

     Superior Proposal (as defined in the Merger Agreement), or, the Board determines in good faith, based upon the advice of its outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or to approve such an Acquisition Proposal would violate the Board's fiduciary duties. The Merger Agreement is attached as Exhibit B;

          13. the fact that pursuant to the Merger Agreement, the Board had the right, upon payment to CIGNA of a $45 million termination fee, to terminate the Merger Agreement if prior to the purchase of Shares in the Offer, either (a) a third party shall have made an Acquisition Proposal that the Board determines in good faith, after consultation with its financial advisor, is a Superior Proposal, or (b) the Board shall have withdrawn, or modified or changed in a manner adverse to CIGNA or CHC its recommendation of the Offer, the Merger Agreement or the Merger;

          14. that the strategic fit between the Company and CIGNA offers the opportunity for substantial synergies;

          15. the current and anticipated status of the managed health care industry in the United States, including increasing competition, limited pricing flexibility, anti-managed care initiatives and the continuing need for mass and volume to obtain better health care costs and allow lower premiums and appropriate operating and profit margins;

          16. the likelihood of continued consolidation in the managed health care sector and the possibility that changes in the industry, depending on their nature, could be disadvantageous to the Company; and

          17. the belief that the combined company would be better able to respond to the needs of consumers and customers, the increased competitiveness of the health care industry, and the opportunities that changes in the health care industry might bring.

     The foregoing discussion of information and factors considered and given weight by the Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Offer and the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of the Board may have given different weights to different factors.

OPINION OF FINANCIAL ADVISOR

     Pursuant to the terms of a letter agreement, dated as of February 7, 1997 (the "Bear Stearns Letter Agreement"), the Company retained Bear Stearns, in part, to assist the Company as its exclusive financial advisor in considering the desirability and feasibility of effecting various strategies for maximizing the Company's value to its shareholders, including, among other things, a merger or sale of the Company. As part of such engagement, Bear Stearns has delivered to the Board of Directors of the Company its written opinions, dated as of February 27, 1997 and March 6, 1997, to the effect that, as of such dates, the Offer and the Merger (together, the "Transaction") were fair, from a financial point of view, to the shareholders of the Company (collectively, the "Bear Stearns Opinion"). No restrictions were imposed by the Company's Board of Directors upon Bear Stearns with respect to any investigations made or procedures followed by Bear Stearns in rendering its opinions.

     The Bear Stearns Opinion addresses only the fairness of the Transaction, from a financial point of view, to the shareholders of the Company and does not constitute a recommendation to any shareholder of the Company to tender any Shares. The summary of the Bear Stearns Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

     THE FULL TEXT OF THE BEAR STEARNS OPINION IS ATTACHED AS EXHIBIT C TO THIS PROXY STATEMENT. SHAREHOLDERS ARE URGED TO READ THE BEAR STEARNS OPINION CAREFULLY IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY BEAR STEARNS.

     Although Bear Stearns evaluated the financial terms of the Transaction and participated in discussions concerning the consideration to be paid, Bear Stearns did not recommend the specific consideration to be paid in the Transaction. The consideration to be received by the Company's shareholders as a result of the

Transaction was determined by negotiations between the Company and CIGNA after consultation by each of such parties with their respective financial advisors. In connection with rendering its opinion, Bear Stearns, among other things: (i) reviewed the Offer to Purchase and the Schedule 14D-9 (collectively, the "Tender Offer Documents," which include the Merger Agreement); (ii) reviewed the Company's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 through 1995, and its Quarterly Report on Form 10-Q for the period ended September 30, 1996; (iii) reviewed certain operating and financial information, including projections, provided to it by the Company's management relating to the Company's businesses and prospects;
(iv) met with certain members of the Company's senior management to discuss its operations, historical financial statements and future prospects; (v) reviewed the historical prices and trading volume of the Shares; (vi) reviewed publicly available financial data and stock market performance data of companies which it deemed generally comparable to the Company; (vii) reviewed the terms of recent acquisitions of companies which it deemed generally comparable to the Company; and (viii) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

     In the course of its review, Bear Stearns relied upon and assumed without independent verification (i) the accuracy and completeness of all of the financial and other information provided to it by the Company for purposes of the Bear Stearns Opinion and (ii) the reasonableness of the assumptions made by the management of the Company with respect to its projected financial results for 1997 through 1999 ("Company Estimates"). Bear Stearns further relied upon the assurances of the management of the Company that they were unaware of any facts that would make the information provided to Bear Stearns incomplete or misleading. In addition to projected financial results provided by the Company, Bear Stearns reviewed consensus earnings per share estimates for 1997 and 1998 published by Wall Street research analysts ("Street Estimates"). In addition, Bear Stearns did not make or seek to obtain appraisals of the Company's assets and liabilities in rendering the Bear Stearns Opinion. The Bear Stearns Opinion is also necessarily based upon the market, economic and other conditions as in effect, and the information made available to it, as of the date thereof.

     The following is a brief summary of certain of the financial analyses used by Bear Stearns in connection with the rendering of the Bear Stearns Opinion.

     Comparable Company Analysis. Bear Stearns reviewed and compared the financial and market performance of the Company to the financial and market performance of sixteen publicly-traded companies engaged in the managed health care business that Bear Stearns believed were comparable in certain respects to the Company (the "Comparable Companies"). The Comparable Companies included:
Coventry Corporation; FHP International Corporation; Foundation Health Corporation; Health Systems International, Inc.; Humana Inc.; Maxicare Health Plans, Inc.; Mid Atlantic Medical Services, Inc.; Oxford Health Plans, Inc.; PacifiCare Health Systems, Inc.; Physician Corporation of America, Inc.; Physicians Health Services, Inc.; Right Choice Managed Care, Inc.; Sierra Health Services, Inc.; United Wisconsin Services, Inc.; U.S. Healthcare, Inc.; and WellPoint Health Networks Inc. The Comparable Companies were chosen by Bear Stearns as companies that, based on publicly available data, possess general business, operations and financial characteristics representative of companies in the industry in which the Company operates, although Bear Stearns recognizes that each of the Comparable Companies is distinguishable from the Company in certain respects. For each of the Comparable Companies, Bear Stearns examined certain publicly available financial data including, net revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), net income, earnings per share, profit and expense margins and enrolled membership. Bear Stearns examined balance sheet items, published earnings forecasts and the trading performance of the common stock of each of the Comparable Companies. In addition, Bear Stearns calculated the ratio of the closing price (as of February 25, 1997) of the Company and of each of the Comparable Companies' stock in relation to each companies' earnings per share and the ratio of the "Enterprise Value" (the total market value of the common stock outstanding plus the par value of total debt and medical claims payable less cash, cash equivalents and investments) of the Company and of each of the Comparable Companies in relation to each company's net revenue, EBITDA, EBIT and enrolled membership. Bear Stearns then compared those ratios to the ratios being paid for the Company in the Transaction based upon the price offered by CIGNA for the Company's Common Stock of $21.75 per share. Based on a price of the Company of $21.75 per share, the implied purchase price of the Company was approximately $1,423 million, and (ii) the implied "Transaction Value" (defined as the total purchase price of the common stock plus the par value of total debt and medical claims payable less cash, cash equivalents and investments) of the Company was approximately $1,477 million.

     The ratios of the stock prices of the Comparable Companies to projected calendarized 1997 earnings per share ranged from 7.1x to 150.0x and had a harmonic mean of 16.2x and a median of 16.7x. These ratios compare to a purchase price per share to the Company's projected 1997 earnings per share based on Company Estimates and Street Estimates of 23.5x and 34.0x, respectively. The ratios of the stock prices of the Comparable Companies to projected calendarized 1998 earnings per share ranged from 4.3x to 50.4x and had a harmonic mean of 11.0x and a median of 12.8x. These ratios compare to a purchase price per share to the Company's projected 1998 earnings per share based on Company Estimates and Street Estimates of 13.6x and 23.6x, respectively. The ratios of the Enterprise Value to latest twelve months ("LTM") net revenue of the Comparable Companies ranged from 0.10x to 1.51x and had a harmonic mean of 0.36x and a median of 0.45x. These ratios compare to a Transaction Value to the Company's projected 1996 net revenue of 0.86x. The ratios of the Enterprise Value to LTM EBITDA of the Comparable Companies ranged from 3.0x to 46.3x and had a harmonic mean of 8.3x and a median of 10.2x. These ratios compare to a Transaction Value to the Company's projected 1996 EBITDA of 19.5x. The ratios of the Enterprise Value to LTM EBIT of the Comparable Companies ranged from 3.3x to 120.5x and had a harmonic mean of 11.0x and a median of 12.2x. These ratios compare to a Transaction Value to the Company's projected 1996 EBIT of 40.4x. The ratios of the Enterprise Value to LTM enrolled membership of the Comparable Companies ranged from $96 to $2,825 and had a mean of $769 and a median of $588. These ratios compare to a Transaction Value to the Company's projected 1996 enrolled membership of $1,601.

     Bear Stearns noted that, based upon these ratios, (i) the ratio of the Company's Transaction Value to projected 1996 net revenue was greater than the harmonic mean and median of the LTM net revenue ratios for the Comparable Companies, (ii) the ratio of the Company's Transaction Value to projected 1996 EBITDA was greater than the harmonic mean and median of the LTM EBITDA ratios for the Comparable Companies, (iii) the ratios of the Company's purchase price per share to projected 1997 and 1998 earnings per share based upon Company Estimates were greater than the harmonic mean and median of the comparable ratios for the Comparable Companies, (iv) the ratios of the Company's purchase price per share to projected 1997 and 1998 earnings per share based upon Street Estimates were greater than the harmonic mean and median of the comparable ratios for the Comparable Companies, and (v) the ratio of the Company's transaction value to projected 1996 enrolled membership was greater than the mean and median of the LTM enrolled membership ratios for the Comparable Companies.


     Precedent Transaction Analysis. Bear Stearns reviewed certain financial data and the purchase prices paid in 38 merger and acquisition transactions completed in the managed health care services industry (the "Comparable Transactions"). The Comparable Transactions (target company/acquiring company) included: Physician Corporation of America, Inc./Sierra Health Services, Inc. (terminated); Health Systems International/Foundation Health Corporation; Mass Mutual Life Insurance Co. (Life and Health Benefits Management Division)/WellPoint Health Networks Inc.; FHP International/Pacificare Health Systems, Inc.; U.S. Healthcare, Inc./Aetna Life and Casualty Co.; HealthWise of America, Inc./United HealthCare Corporation; Managed Health Network, Inc./Foundation Health Corp.; Physician Health Plan, Inc./United HealthCare Corporation; Emphesys Financial Group, Inc./Humana Inc.; PACC HMO, Inc./Healthsource, Inc. (terminated); Graduate Health Systems, Inc./Health Systems International, Inc.; MetraHealth Companies, Inc./United HealthCare Corporation; CII Financial Group, Inc./Sierra Health Services, Inc.; Provident Life and Accident Insurance Company of America, Inc./Healthsource, Inc.; Central Massachusetts HealthCare, Inc./Healthsource, Inc.; Health Systems International, Inc./WellPoint Health Networks Inc. (terminated); OakTree Health Plans, Inc./Oxford Health Plans, Inc.; HealthLink, Inc./RightCHOICE Managed Care, Inc.; HealthCare USA/Coventry Corporation; Southeast Health Plan, Inc./Physician Corporation of America, Inc.; Health Plus, Inc./Physician Corporation of America, Inc.; CareNetwork, Inc./Humana Inc.; M.D. Enterprises, Inc./Health Systems International, Inc.; Southern Health Management, Inc./Coventry Corporation; GenCare Health Systems, Inc./United HealthCare Corporation; Intergroup Health Care,

Inc./Foundation Health Corporation; Care Florida Health Systems, Inc./Foundation Health Corp.; TakeCare, Inc./FHP International Corporation; Ramsay-HMO Inc./United HealthCare Corporation; Complete Health Services, Inc./United HealthCare Corporation; Advantage Health Plans, Inc./PacifiCare Health Systems, Inc.; HMO America, Inc./United HealthCare Corporation; Comprecare, Inc./TakeCare, Inc.; Western Ohio, Inc./United HealthCare Corporation; Century MediCorp, Inc./Foundation Health Corporation; Bridgeway Plan for Health, Inc./Qual-Med, Inc.; Lincoln National Administrative, Inc./TakeCare, Inc.; and Physicians Health Plan, Inc. (Ohio)/United HealthCare Corporation.

     For each of the target companies involved in the Comparable Transactions, Bear Stearns examined certain publicly available financial data, including net revenue, EBIT, net income, earnings per share, profit and expense margins and enrolled membership. Bear Stearns examined the balance sheet items and published earnings forecasts (when available) of the common stock of each of the target companies involved in the Comparable Transactions. In addition, Bear Stearns calculated (i) the ratios of the purchase price of the target company in relation to the target company's LTM and projected net income (for the next calendar year based on research analysts' estimates immediately prior to the announcement of such transactions), (ii) the ratios of the Transaction Value of each target company to its LTM net revenue, LTM EBIT and LTM enrolled membership and (iii) the one month premium of such transactions based on the equity purchase price per share and the acquired company's stock price one month prior to the announcement of such transactions. Bear Stearns then compared those ratios to the ratios being paid for the Company in the Transaction based upon the price offered by CIGNA for the Shares of $21.75 per share.

     The ratios of the purchase price of the equity to LTM net income of the target companies in the Comparable Transactions ranged from 5.8x to 59.3x and had a harmonic mean of 17.4x and a median of 25.2x. These ratios compare to a purchase price per share to the Company's projected 1996 net income of 48.3x. The ratios of the purchase price of the equity to projected net income of the target companies in the Comparable Transactions ranged from 9.3x to 31.8x and had a harmonic mean of 18.3x and a median of 22.6x. These ratios compare to a purchase price per share to the Company's projected 1997 earnings per share based on Company Estimates and Street Estimates of 23.5x and 34.0x, respectively. The ratios of the Transaction Value to LTM net revenue of the target companies in the Comparable Transactions ranged from 0.20x to 4.30x and had a harmonic mean of 0.57x and a median of 0.81x. These ratios compare to a Transaction Value to the Company's projected 1996 net revenue of 0.86x. The ratios of the Transaction Value to LTM EBIT of the target companies in the Comparable Transactions ranged from 3.0x to 52.4x and had a harmonic mean of 11.0x and a median of 17.9x. These ratios compare to a Transaction Value to the Company's projected 1996 EBIT of 40.4x. The ratios of the Transaction Value to the enrolled members of the target companies in the Comparable Transactions ranged from $112 to $2,576 and had a mean of $1,205 and a median of $1,122. These ratios compare to a Transaction Value to the Company's projected 1996 enrolled membership of $1,601. The one month premiums ranged from 5.1% to 159.5% and had a mean of 38.1%. These premiums compared to a premium paid for the Company of 65.7%.

     Bear Stearns noted that, based upon these ratios, (i) the ratio of Transaction Value to the Company's projected 1996 net revenue was greater than the harmonic mean and median of the LTM net revenue ratios for the target companies in the Comparable Transactions, (ii) the ratio of Transaction Value to the Company's projected 1996 EBIT was greater than the harmonic mean and median of the LTM EBIT ratios for the target companies in the Comparable Transactions,
(iii) the ratio of purchase price to the Company's projected 1996 net income was greater than the harmonic mean and median of the purchase price to LTM net income ratios for the target companies in the Comparable Transactions, (iv) the ratio of purchase price to the Company's projected 1997 net income based upon Company Estimates was greater than the harmonic mean and median of the purchase price to projected net income for the target companies ratios in the Comparable Transactions, (v) the ratio of purchase price to the Company's projected 1997 net income based upon Street Estimates was greater than the harmonic mean and median of the purchase price to projected net income ratios for the target companies in the Comparable Transactions, (vi) the ratio of Transaction Value to the Company's projected 1996 enrolled membership was greater than the mean and median of the LTM enrolled membership ratios for the target companies in the Comparable Transactions and (vii) the one month premium paid for the Company exceeded the mean of the one month premium for the Comparable Transactions.

     Discounted Cash Flow Analysis. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a corporate entity based on its future expected cash flows discounted back to the present. Bear Stearns performed a discounted cash flow analysis of the Company based upon two sets of financial projections for the years 1997 through 2001. One set of five year financial projections (the "Company Case") was based upon Company Estimates for the years 1997-1999 in addition to financial projections for the years 2000 through 2001 which were prepared by Bear Stearns using operating assumptions reviewed and approved by management. Another set of five year financial projections (the "Alternative Case") was based upon Street Estimates for the years 1997-1998 in addition to financial projections for the years 1999 through 2001 which were prepared by Bear Stearns. The Alternative Case earnings projections prepared by Bear Stearns for 1999-2001 were based on more conservative operating assumptions than were used in the corresponding years in the Company Case. The more conservative assumptions used in the Alternative Case reflected the lower 1997-1998 earnings per share estimates in the Street Estimates versus the Company Estimates.

     Bear Stearns conducted a discounted cash flow analysis using both sets of projections. Using discount rates ranging from 13% to 15% reflecting Bear Stearns' estimate of the Company's after-tax cost of capital, Bear Stearns calculated the present value of free cash flows for each of the fiscal years ended December 31, 1997 through 2001 and the present value of the terminal value. Bear Stearns calculated the terminal value in year 2001 based upon a perpetual growth rate methodology using growth rates ranging from 2.0% to 5.0%. The range of growth rates were selected by Bear Stearns and were chosen to reflect the growth prospects and relative risk of both the Company and the managed care industry generally. Bear Stearns calculated the equity value of the Company by subtracting total debt and medical claims payable minus cash of the Company from the sum of the present value of cash flows and the present value of the terminal value. Based on this analysis, for the Company Case, Bear Stearns calculated equity values of the Company ranging from $17.61 to $23.92 per share with a mean of $20.54 per share. For the Alternative Case, Bear Stearns calculated equity values of the Company ranging from $12.24 to $16.78 per share with a mean of $14.35 per share. In both cases, the values were calculated without giving effect to any expense savings or revenue enhancement opportunities that may result from the Merger.

     Bear Stearns compared the range of equity values calculated using the discounted cash flow methodology to $21.75 per share, the value being paid for the Company in the Transaction. Bear Stearns noted that price being paid for the Company exceeded the mean of the range of equity values using the Company Estimates, although the price was less than the high end of the range. Bear Stearns noted that the price paid for the Company exceeded the mean of the range and the high end of the range of values using the Alternative Case. Bear Stearns further noted that Company Case, which includes the Company Estimates, assumes a substantial increase in revenue and net income during the forecast period. Bear Stearns believes, based on discussions with management, that the achievement of the Company Case is subject to considerable risk. In evaluating the results of the discounted cash flow analysis, Bear Stearns placed greater emphasis on the results based on the Alternative Case.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the Bear Stearns Opinion. In arriving at the Bear Stearns Opinion, Bear Stearns considered the results of all such analyses. The analyses were prepared solely for purposes of providing its opinion as to the fairness of the Transaction, from a financial point of view, to the shareholders of the Company and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, the Bear Stearns Opinion and presentation to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Bear Stearns.

     In the past, Bear Stearns and its affiliates have provided financing services to the Company and have received customary fees for the rendering of these services. Bear Stearns has also in the past provided financial advisory and financing services to CIGNA unrelated to the Transaction and has received customary fees for the rendering of such services. In the ordinary course of its business, Bear Stearns may actively trade the equity securities of the Company or CIGNA for its own accounts and for the accounts of customers and, accordingly, may, at any time, hold a long or short position in such securities.

     Pursuant to the terms of the Bear Stearns Letter Agreement, the Company agreed to pay Bear Stearns a fee of $1,000,000 upon the rendering of its fairness opinion relating to the Transaction (the "Fairness Opinion Fee"), $250,000 of which became payable at the time Bear Stearns rendered its opinion on February 27, 1997 and the balance of $750,000 became payable at the time the Company entered into a definitive agreement with respect to the Transaction. The Company also agreed to pay Bear Stearns a fee equal to $12,500,000, such fee being payable upon consummation of the Merger, against which fee the Fairness Opinion Fee would be credited. The Company has also agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses and to indemnify Bear Stearns and certain related persons against certain liabilities in connection with the engagement of Bear Stearns, including certain liabilities under federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     With respect to the Merger, shareholders should be aware that certain current and former members of the Company's management and Board have certain interests that are described below.

  Consulting Agreement

     Concurrently with the execution of the Merger Agreement, CIGNA entered into the Consulting Agreement with Dr. Payson (the "Consultant"). The following is a summary of the material provisions of the Consulting Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Consulting Agreement, a copy of which has been filed with the Commission and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Consulting Agreement.

     The Consulting Agreement has a term of nine months, commencing on the date of the consummation of the Offer. During the term, the Consultant will perform such services relating to the business of CIGNA as the Consultant and the President of CIGNA HealthCare (or his designee) shall mutually agree. The Consulting Agreement requires the Consultant to provide up to 120 hours of consulting services per month during the first six months of the term of the Consulting Agreement and up to 80 hours per month for the remainder of the term. For a nine month period following the consummation of the Offer, the Consultant will be subject to a covenant not to compete against CIGNA or the Company or their respective subsidiaries. The Consultant has also agreed that during the term of the Consulting Agreement and for a period of one year following the termination of the Consulting Agreement, he will not (i) induce any employee of CIGNA, the Company or any of their respective affiliates to leave such employment or to accept any other employment or position, or (ii) assist any other person in hiring any such employee. The foregoing does not, however, prevent the Consultant from responding to or addressing inquiries initiated by employees of CIGNA, the Company or any of their respective affiliates or from hiring any such employees who make such initial contact.

     In the Consulting Agreement, CIGNA and the Consultant have agreed not to make any statement, observation or opinion, or communicate any information (whether oral or written), that materially disparages the reputation or business of the other. The Consulting Agreement also provides for a mutual release of claims between the Consultant, on the one hand, and CIGNA, CHC, the Company and their respective affiliates, on the other hand.

     Pursuant to the Consulting Agreement, the Consultant will receive $100,000 per month for the nine month term of the Consulting Agreement and is entitled to reimbursement of ordinary and appropriate business expenses. The Consulting Agreement further provides that the Consultant is entitled to welfare benefits at a level generally available to senior executive officers of CIGNA and access to a Company airplane, with the right to purchase such airplane at the book value thereof. The Consultant will also receive a cash payment of $25,000 to purchase office equipment as well as reimbursement of office and staffing expenses up to $200,000 per year. The Consulting Agreement further provides that, notwithstanding anything to the contrary, CIGNA will take all necessary action to cause any Company stock options held by the Consultant or his successors to remain freely exercisable until, and expire no earlier than, the tenth anniversary of the grant of such options without regard to the termination of the Consulting Agreement, termination of the Consultant's employment with the Company, the Consultant's death or disability or the cessation of the Consultant's services to CIGNA.

  Employment Agreements

     Dr. Francis G. Middleton. ln January 1995, Dr. Middleton entered into a five year employment agreement with the Company pursuant to which he serves as President of Healthsource South, Inc., and more recently as President and Chief Executive Officer of Healthsource South Carolina, Inc., at a current annual salary (including stipend) of $350,700 and is also eligible to receive an annual performance bonus. The employment agreement is terminable by the Company or Dr. Middleton without cause on 60 days' notice and provides for a severance benefit of $300,000 plus two months' base pay for each year completed under the agreement, up to a maximum of 12 months, in the event of termination without cause by the Company, or $500,000 plus two months' base pay for each year since 1991, up to a maximum of 12 months, in the event Dr. Middleton terminates his employment within 90 days following a change of control of the Company. The transactions contemplated by the Merger Agreement will constitute a change in control of the Company for purposes of the agreement.

     Joseph M. Zubretsky. In June 1996, Mr. Zubretsky entered into an employment agreement with the Company under which he serves as the Chief Financial Officer of the Company, at a current annual salary of $375,000 and is eligible to receive a performance bonus. The agreement expires December 31, 1997, subject to annual renewal. If Mr. Zubretsky's employment is terminated by the Company without cause or if the Company does not renew the agreement, Mr. Zubretsky becomes entitled to continue to receive his base salary for a two year period, so long as he complies with noncompetition and nondisclosure provisions contained in the agreement. Further, if Mr. Zubretsky's employment is terminated by the Company (or by Mr. Zubretsky if his authority or status with the Company is reduced) within 180 days following a change in control of the Company, then Mr. Zubretsky becomes entitled to continue to receive his base salary for a three year period.

     Other Agreements. Charles M. Schneider, Executive Vice President and Chief Operating Officer, has a severance arrangement with the Company. Mr. Schneider's arrangement provides that if his employment is terminated by the Company without cause or by Mr. Schneider if, following a change in control of the Company, his duties or compensation are adversely altered, he becomes entitled to receive his base salary for a two year period. Robert Chin, Chief Information Officer, has a severance arrangement with the Company pursuant to which Mr. Chin becomes entitled to receive six months of base salary if his employment is terminated for cause, and one year of base salary if his employment is terminated without cause. Dr. Richard B. Salmon, Senior Vice President for Medical Affairs, has a severance arrangement with the Company providing that if Dr. Salmon's employment is terminated by the Company with or without cause, or if his duties and responsibilities are materially altered, he becomes entitled to one year of salary continuation, plus an additional month of salary continuation for each year of employment with the Company, plus an amount equal to his eligible bonus.

  Severance Agreements


     In accordance with the Merger Agreement, at various times between June 11, 1997 and June 25, 1997, the Company entered into severance agreements with 29 of the Company's officers (the "Severance Agreements"). The Severance Agreements provide that severance benefits will be paid to the officer if his or her employment is terminated by the officer for good reason or by the Company other than for cause, in either case within two years following the consummation of the Offer. On June 26, 1997, following the consummation of the Offer, Dr. Payson received his severance benefits since his employment with the Company was terminated at such time.

     Severance benefits under the Severance Agreements will include a lump sum cash payment equal to the sum of the officer's current base salary plus maximum annual incentive bonus, multiplied by a factor. The factor will equal: 3 for Dr. Payson, Mr. Schneider and Mr. Zubretsky; 2 for Mr. Chin, Dr. Middleton, Dr. Salmon and two other officers; 1.5 for four officers and 1 for 17 additional officers.


     Severance benefits also include the payment of a pro rata portion of the officer's target bonus for the current year, continuation of medical and welfare benefits for a number of years following termination of employment equal to the multiple described above, office and secretarial services for the same period of time, outplacement and financial planning services for one year following termination of employment, a cash payment reimbursing the officer for any liabilities in respect of any taxes or excise taxes in respect of Section 4999 of the Code (the "Parachute Tax"), if applicable, and reimbursement of legal fees reasonably incurred by the officer in connection with enforcing his or her rights under a Severance Agreement or in respect of the Parachute Tax. Dr. Payson was terminated upon the consummation of the Offer and was paid a lump sum cash severance payment of $2,473,313. Assuming that the following officers of the Company are terminated from employment immediately following the Merger, and assuming the Merger occurs on July 31, 1997, each such officer would be entitled to a lump sum cash payment (excluding from such amount any reimbursements in respect of the Parachute Tax, if any) equal to the following: Mr. Schneider:
$1,683,500; Mr. Zubretsky: $1,506,250; Dr. Middleton: $952,735; and Dr. Salmon:
$646,875.


  Employee and Director Stock Options

     The Company maintains the 1994 Stock Option Plan, the 1991 Non-Qualified Stock Option Plan, the 1992 Director Stock Option Plan and the 1996 Non-Employee Director Stock Option Plan (collectively, the "Option Plans"). The Option Plans provide for the grants of stock options to purchase Shares to certain employees and non-employee directors of the Company ("Options").

     The Merger Agreement provides that the Company will amend all outstanding Options, if necessary, to provide that such Options will be fully vested and exercisable. Any Options held by members of the Board who are not full-time employees of the Company will remain outstanding until the earlier of the expiration of the term of such Option or the third anniversary of the Effective Time, without regard to any earlier termination from service as a member of the Board.

     The Merger Agreement further provides that each outstanding Option at the Effective Time will be converted into a fully vested substitute option to purchase CIGNA Common Stock (each, a "Substitute Option") at the Option Conversion Ratio (as defined below). Each Substitute Option will be for a number of shares of CIGNA Common Stock equal to the number of Shares subject to the corresponding Option, multiplied by the Option Conversion Ratio, rounded down to the next lowest whole share and will have an exercise price per share equal to the exercise price per share of the Option, divided by the Option Conversion Ratio. Pursuant to the Merger Agreement, CIGNA will adopt a stock option plan from which the Substitute Options will be issued upon substantially the same terms and conditions as the corresponding Option, except that (regardless of the actual date of termination of employment of the Optionholder) each such Substitute Option will expire no earlier than the date the Option would expire if the holder would have remained continuously employed by the Company until such date. The Option Conversion Ratio equals the $21.75 price in the Offer divided by $157.35, the average closing price per share of CIGNA Common Stock on the NYSE for the five consecutive trading days ending immediately prior to the date of the Merger Agreement.

     Set forth below is a table indicating, as of June 20, 1997, the number of outstanding Options (and the exercise price thereof) held by current and former executive officers and directors of the Company who held such positions at any time since January 1, 1996, and the number of shares of CIGNA Common Stock (and exercise price thereof) subject to the Substitute Options that each such person is eligible to receive in the Merger.



                                               NUMBER OF
                                                 SHARES      EXERCISE        NUMBER OF          EXERCISE
                                               UNDERLYING     PRICE            SHARES             PRICE
                                                COMPANY     OF COMPANY       UNDERLYING       OF SUBSTITUTE
                  DIRECTORS                     OPTIONS      OPTIONS     SUBSTITUTE OPTIONS      OPTIONS
---------------------------------------------  ----------   ----------   ------------------   -------------
Merwyn Bagan, M.D., M.P.H....................      15,000     $16.78             2,073          $121.3584
                                                   15,000      18.70             2,073           135.2848
                                                   45,000      25.16             6,220           182.0196
Paul D. Baron, M.D...........................      45,000      25.16             6,220           182.0196
Robert H. Bilbro.............................      15,000      16.78             2,073           121.3584
                                                   15,000      18.70             2,073           135.2848
                                                   45,000      25.16             6,220           182.0196
Robert S. Cathcart, III, M.D.................       2,000      10.62               276            76.8519
                                                   15,000      16.78             2,073           121.3584
                                                   15,000      18.70             2,073           135.2848
                                                   45,000      25.16             6,220           182.0196
J. Harold Chandler...........................      15,000      18.70             2,073           135.2848
                                                   45,000      25.16             6,220           182.0196
Daniel F. Eubank, M.D........................      15,000      16.78             2,073           121.3584
                                                   15,000      18.70             2,073           135.2848
                                                   45,000      25.16             6,220           182.0196
Robert A. Leipold, M.D.......................      15,000      16.78             2,073           121.3584
                                                   15,000      18.70             2,073           135.2848
                                                   45,000      25.16             6,220           182.0196
David W. Schall, M.D.........................      15,000      18.70             2,073           135.2848
                                                   45,000      25.16             6,220           182.0196


             EXECUTIVE OFFICERS
---------------------------------------------
Robert Chin..................................       8,000      11.10             1,105            80.3245
                                                   12,000      15.20             1,658           109.9280
                                                   40,000      22.83             5,529           165.1271
                                                   30,000      41.94             4,146           303.4142
                                                   32,000      14.16             4,423           102.4403
Francis G. Middleton, M.D.*..................      60,000       7.50             8,293            54.2224
                                                   60,000      15.20             8,293           109.9280
                                                  100,000      22.83            13,822           165.1271
                                                  100,000      41.94            13,822           303.4142
                                                  110,000      14.16            15,204           102.4403

                                               NUMBER OF
                                                 SHARES      EXERCISE        NUMBER OF          EXERCISE
                                               UNDERLYING     PRICE            SHARES             PRICE
                                                COMPANY     OF COMPANY       UNDERLYING       OF SUBSTITUTE
             EXECUTIVE OFFICERS                 OPTIONS      OPTIONS     SUBSTITUTE OPTIONS      OPTIONS
---------------------------------------------  ----------   ----------   ------------------   -------------
Norman C. Payson, M.D.*......................     200,000     $10.52            27,645          $ 76.1068
                                                  200,000      15.20            27,645           109.9280
                                                2,000,000      19.83           276,453           143.4236
                                                  200,000      22.83            27,645           165.1271
                                                  200,000      41.94            27,645           303.4142
                                                  200,000      14.16            27,645           102.4403
Richard B. Salmon, M.D., Ph.D................      32,000      10.52             4,423            76.1068
                                                   32,000      15.20             4,423           109.9280
                                                   40,000      22.83             5,529           165.1271
                                                   35,000      41.94             4,837           303.4142
                                                   57,500      14.16             7,948           102.4403
Charles M. Schneider.........................      32,000      10.52             4,423            76.1068
                                                   60,000      15.20             8,293           109.9280
                                                  100,000      22.83            13,822           165.1271
                                                   50,000      22.83             6,911           165.1271
                                                  150,000      41.94            20,734           303.4142
                                                   50,000      14.71             6,911           106.4192
                                                  200,000      14.16            27,645           102.4403
Joseph M. Zubretsky..........................      50,000      14.71             6,911           106.4192
                                                  200,000      14.16            27,645           102.4403

---------------


* Drs. Payson and Middleton are also directors of the Company.


  Deferred Compensation Plan

     Certain officers of the Company and members of the Board are eligible to participate in a deferred compensation plan maintained by the Company (the "Deferred Compensation Plan"). Under the Deferred Compensation Plan, eligible officers of the Company may elect to defer salary and bonus, and eligible members of the Company Board may elect to defer retainer fees, in each case until termination of employment or termination of service as a director, as the case may be. The transactions contemplated by the Merger Agreement will constitute a "change in control" under the Deferred Compensation Plan and, therefore, after a participant's employment or service as a director terminates such participant's deferred compensation account will be credited with interest at a preferred rate (as set forth in the Deferred Compensation Plan) and immediately distributed.

  Certain Provisions in the Merger Agreement

     The Merger Agreement provides that, during the two year period following the Effective Time, employees of the Company will receive employee benefits that are no less favorable in the aggregate than those provided to such employees immediately prior to the date of the Merger Agreement. With respect to such benefits, service accrued with the Company and its subsidiaries by such employees will be recognized for all purposes except to the extent necessary to prevent duplication of benefits. The Merger Agreement further provides that CIGNA shall honor, without modification, all employment and severance agreements with employees and former employees of the Company. In addition, within 30 days after the Effective Time, CIGNA is required to grant stock options to purchase no less than 200,000 shares of CIGNA Common Stock to employees of the Company. The allocation of such options will be determined by CIGNA after consultation with Dr. Payson. Such stock options will have an exercise price per share equal to the closing price per share of CIGNA Common Stock on the date of grant and have a term of ten years.

     The Merger Agreement also provides for CIGNA to, and to cause the Company (or the Surviving Corporation if after the Effective Time) to, indemnify, defend and hold harmless, among other persons, the Company's officers and directors against claims, losses, and liability arising out of, among other things, (i) the fact that such person was a director or officer of the Company or (ii) the Merger Agreement or any of the transactions contemplated thereby, in each case, to the full extent permitted under New Hampshire law or the Company's Articles of Incorporation or By-laws or the Company's existing indemnification agreements. CIGNA has also agreed in the Merger Agreement that all rights to indemnification and all limitations on liability provided to directors and officers in the Company's Articles of Incorporation and By-laws as in effect as of the date of the Merger Agreement shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with the NHBCA. Additionally, CIGNA has agreed that either it or the Surviving Corporation will maintain the Company's existing officers' and directors' liability insurance policy for a period of not less than six years after the Effective Date; provided, that, CIGNA may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to the covered directors or officers. See "The Merger Agreement -- Directors' and Officers' Insurance and Indemnification."

PAYMENT OF MERGER CONSIDERATION FOR THE SHARES

     Promptly after consummation of the Merger, the Paying Agent will send a transmittal letter and instructions to each person that was a record holder of the Shares immediately prior to the Effective Time advising such holder of the procedure for surrendering his or her certificate or certificates in exchange for $21.75 in cash for each formerly outstanding Share. To receive the payment to which they are entitled pursuant to the terms of the Merger Agreement, shareholders must carefully comply with the instructions on such transmittal letter and return it, along with their certificates, to the Paying Agent pursuant to the terms thereof. Properly surrendered Share certificates will be canceled and the shareholder will receive $21.75 per Share, without interest, for each Share represented by such certificates. DO NOT SEND SHARE CERTIFICATES WITH YOUR PROXY.

     All questions as to the form of all documents and the validity, form and acceptance of any certificates representing the Shares for payment will be determined by the Company, whose determination will be final and binding.

     Interest will not be paid on the amounts payable upon surrender of certificates which formerly represented the Shares. It is therefore recommended that certificates be surrendered promptly after consummation of the Merger. If, with respect to any Shares, the cash price of $21.75 per Share is to be paid to a person who is not the holder of record of such Shares, the amount of any applicable stock transfer taxes will be required to be paid by the record holders or such other person prior to the payment of the $21.75 amount per Share unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted to the Paying Agent. None of the Paying Agent, CIGNA, CHC or the Company shall be liable to a holder of Shares for any cash delivered pursuant to the Merger Agreement to any public official pursuant to applicable abandoned property, escheat and similar laws.

     At any time following one year after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash funds not theretofore disbursed to holders of certificates formerly representing Shares, and thereafter the holders of such certificates shall look to the Surviving Corporation (subject to applicable abandoned property, escheat or other similar laws and laws affecting creditors' rights generally) for any cash payments due as a result of the Merger for the Shares formerly represented by such certificates.

PURPOSE OF THE OFFER AND MERGER AND PLANS FOR THE COMPANY

     The purpose of the Offer and the Merger is for CIGNA to acquire the entire equity interest in the Company. The Merger will allow CIGNA to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer and a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public shareholders of the Company to CIGNA.

     As soon as practicable following the consummation of the Merger, CIGNA intends to integrate the Company's operations with the operations of its health care business. At this time, CIGNA has not determined how this integration will be structured. The combining of the Company's business with CIGNA's could, among other things, involve consolidating and streamlining certain operations and reorganizing other businesses and operations.

ACCOUNTING TREATMENT

     In accordance with generally accepted accounting principles, the Merger will be accounted for under the "purchase" method of accounting, whereby the purchase price for the Company and certain costs of the Merger will be allocated to the identifiable assets and liabilities of the Company and its subsidiaries based on their estimated fair values with the excess purchase price allocated to goodwill.

FINANCING OF THE MERGER


     In the Merger, approximately $22,467,771.75 million will be required to make payment on the Shares not held by CHC. CHC plans to obtain all funds needed for the Merger through a capital contribution from CIGNA or its affiliates. CIGNA plans to use internally generated funds for the capital contribution.


REGULATORY AND OTHER APPROVALS

     There are no material federal or state regulatory requirements which remain to be complied with to consummate the Merger.

     The Company is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Merger or, except for the filing of Articles of Merger with the Secretary of State of the State of New Hampshire, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the Merger.

  Antitrust


     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Offer could not be consummated until notifications had been given and certain information had been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division"). The waiting period under the HSR Act expired at midnight on April 16, 1997.


     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. The termination of the HSR Act waiting period does not preclude the Antitrust Division or the FTC from challenging the Merger on antitrust grounds. Accordingly, at any time, before or after the Effective Time, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest.

  State Anti-takeover Statutes

     A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the U.S. Supreme Court invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp.
v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

     The Company conducts business, directly or through subsidiaries, and the Company's shareholders are resident, in a number of states throughout the United States, some of which have enacted antitakeover statutes. The Company does not know to what extent each of these statutes may apply to the Merger. Should any person seek to apply any state antitakeover statute to the Merger, the Company will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Merger, the Company, CIGNA and CHC may be required to file certain information with, or receive approvals from, the relevant state authorities.

DISSENTERS' RIGHTS

     Any Record Holders who deliver to the Company written notice of their intent to demand payment for their Shares before the vote is taken at the Meeting and do not vote their Shares in favor of the Merger Agreement may elect to receive payment of the value of their Shares in cash in accordance with Sections 13.01-13.31 of the NHBCA ("Section 13").

     ANY HOLDER OF SHARES CONTEMPLATING THE EXERCISE OF HIS OR HER RIGHT TO DISSENT IS URGED TO REVIEW CAREFULLY THE PROVISIONS OF SECTION 13 REPRINTED AS EXHIBIT A TO THIS PROXY STATEMENT. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF NEW HAMPSHIRE LAW RELATING TO DISSENTERS' RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO EXHIBIT A. EACH REQUIREMENT SET FORTH BELOW AND IN EXHIBIT A MUST BE FOLLOWED IN STRICT COMPLIANCE WITH THE APPLICABLE PROVISIONS OF SECTION 13 IN ORDER FOR HOLDERS OF SHARES TO PERFECT DISSENTERS' RIGHTS.

  Written Notice to Company

     Written notice of a shareholder's intent to demand payment for his or her Shares pursuant to Section 13 in the event the shareholders approve the Merger must be received by the Company before the shareholders vote on the Merger Agreement. DISSENTERS' RIGHTS ARE NOT AVAILABLE UNLESS THE FOREGOING NOTICE REQUIREMENT IS FULFILLED. The Company requests that such written notice (i) state the name and address of the Record Holders, (ii) include the number of Shares as to which dissenters' rights are being asserted and (iii) be sent to Healthsource, Inc., Attention: Secretary, Two College Park Drive, Hooksett, New Hampshire 03106.

  Differing Record and Beneficial Owners

     A Record Holder may assert dissenters' rights as to fewer than all Shares registered in that Record Holder's name only if the Record Holder dissents (in accordance with the provisions of Section 13) with respect to all the Shares beneficially owned by any one person and notifies the Company in writing of the name and address of each person on whose behalf the Record Holder is asserting dissenters' rights.

     A person owning a beneficial interest in Shares (a "Beneficial Owner") may assert dissenters' rights as to the Shares held on such Beneficial Owner's behalf only if (i) the Beneficial Owner submits to the Company the Record Holder's written consent to the dissent no later than the time the Beneficial Owner asserts dissenters' rights, and (ii) the Beneficial Owner asserts dissenters' rights (in accordance with the provisions of Section 13) with respect to all the Beneficial Owner's Shares or all those Shares over which the Beneficial Owner has power to direct the vote.

  Voting

     Holders of Shares who deliver notice of their intent to dissent from the Merger ("Dissenting Shareholders") must not vote in favor of the Merger Agreement, but such shareholders need not vote against the Merger Agreement. BECAUSE A PROXY WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT, A HOLDER OF SHARES WHO VOTES BY PROXY AND WHO WISHES TO EXERCISE HIS OR HER DISSENTERS' RIGHTS MUST (I) VOTE AGAINST THE ADOPTION OF THE MERGER AGREEMENT, OR (II) ABSTAIN FROM VOTING ON THE ADOPTION OF THE MERGER AGREEMENT.

  Notice to Dissenters

     If the Merger is approved, the Company will send a written notice (the "Dissenters' Notice") to each Dissenting Shareholder within ten days of such approval. As required by the NHBCA, the Dissenters' Notice will (i) supply a form for demanding payment, which includes the date of the first announcement to news media or to shareholders of the terms of the Merger and requires that the Dissenting Shareholder certify whether or not beneficial ownership of his or her Shares was acquired before such date; (ii) state where the payment demand and certificates for the Shares must be sent; (iii) set a date by which the Company must receive the payment demand and a date by which certificates representing the Dissenting Shareholder's Shares must be deposited; and (iv) be accompanied by a copy of Section 13.

  Payment Demand

     The Dissenting Shareholder must (i) demand payment, (ii) certify whether beneficial ownership of his or her Shares was acquired prior to the date set forth in the Dissenters' Notice and (iii) deposit the certificates formerly representing his or her Shares, all in accordance with the terms of the Dissenters' Notice, in order to preserve statutory dissenters' rights. A Dissenting Shareholder who demands payment and deposits stock certificates in accordance with the terms of the Dissenters' Notice retains all other rights as a shareholder until the rights are cancelled or modified by the effectuation of the Merger. A Dissenting Shareholder who fails to demand payment or deposit stock certificates as required by the Dissenters' Notice by the respective dates set forth therein is not entitled to payment for his or her Shares under Section 13, but is eligible to receive $21.75 per Share without interest. See "The Merger -- Payment of Merger Consideration for the Shares."

  Payment by the Company

     Upon the consummation of the Merger or receipt of the payment demand, the Company will pay the Dissenting Shareholders who have met all statutory conditions its estimate of the fair value of the Dissenting Shareholders' Shares, plus accrued interest, accompanied by certain information specified in
Section 13. However, the Company may elect to withhold such payment from Dissenting Shareholders who acquired beneficial ownership of Shares after the date set forth in the Dissenters' Notice as the date of the first announcement to news media or shareholders of the terms of the Merger (the "Post Announcement Shareholders"). If the Company elects to withhold payment from such shareholders, it will send each Post Announcement Shareholder an offer (accompanied by certain information specified in Section 13) to pay the Company's estimate of the fair value of the shareholders' Shares, plus accrued interest. The Company will pay such amount to each Post Announcement Shareholder who agrees to accept the offer, provided such Post Announcement Shareholder agrees to accept the payment in full satisfaction of his or her dissenters' demands.

  Optional Secondary Payment Demand

     Within 30 days after (i) the Company pays the Dissenting Shareholders the Company's estimate of the fair value of their Shares or (ii) the Company offers to pay the Post Announcement Shareholders its estimate of the fair value of their Shares, each such shareholder may notify the Company of the shareholder's own estimate of the fair value of his or her Shares and the amount of interest due and demand payment of such amount. Dissenting Shareholders who have been paid may demand payment of their estimate of the fair value and interest due less any payment received from the Company, and Post Announcement Shareholders may reject the offer and demand payment of their estimate of the fair value of the Shares and interest due.

  Payment for Determination of Value

     If a demand for payment (whether an original demand or a secondary demand) by a Dissenting Shareholder remains unsettled 60 days after the receipt by the Company of such demand, the Company will commence a proceeding in the Superior Court of Merrimack County, New Hampshire to determine the fair value of the Dissenting Shareholder's Shares plus interest. All Dissenting Shareholders whose claims remain unsettled at such time will be made parties to those proceedings. A Dissenting Shareholder will be entitled to judgment for an amount, if any, by which the court finds the fair value of his or her Shares plus interest exceeds the amount paid by the Company. A Post Announcement Shareholder will be entitled to judgment for the fair value, plus accrued interest, of such holder's Shares for which the Company elected to withhold payment.

     The fair value of the Shares is determined as of immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless that exclusion would be inequitable.

     The court in an appraisal proceeding will determine and assess costs against the Company, except the court may assess costs against all or some of the dissenters, in such amounts as the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The Court may also assess fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (i) against the Company and in favor of all or any dissenters if the court finds the Company did not substantially comply with the requirements of
Section 13; or (ii) against either the Company or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Section 13. In addition, if the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the Company, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

  Effect on Dividends and Voting Rights

     A Dissenting Shareholder will retain his or her rights, if any, to vote and receive dividends until the Merger is consummated. Upon the consummation of the Merger, any shareholder who has given proper notice and made a valid demand will cease to be a shareholder and will have no rights with respect to his or her Shares except the right to receive payment of the fair value.

THE MERGER AGREEMENT

     Set forth below is a description of the principal terms of the Merger Agreement, which are of continuing applicability. This description is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit B hereto and is incorporated herein by this reference.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, CHC will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the "Surviving Corporation") and an indirect, wholly owned subsidiary of CIGNA, and each issued and outstanding Share (other than Shares owned by CIGNA, CHC or any other wholly-owned subsidiary of CIGNA or Shares held by shareholders who properly exercise their dissenters' rights under the NHBCA) shall be converted into the right to receive $21.75 per Share in cash (the "Offer Price"), without interest. The Merger Agreement also provides that (i) the directors of CHC immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation; (ii) the Articles of Incorporation of the Company (the "Articles of Incorporation") will be the initial Articles of Incorporation of the Surviving Corporation; and (iii) the By-laws of the Company (the "By-laws") will be the initial By-laws of the Surviving Corporation.

     Employee Benefits; Treatment of Options. As described above, the Merger Agreement provides that, during the two year period following the Effective Time, employees of the Company will receive employee benefits that are no less favorable in the aggregate than those provided to such employees immediately prior to the date of the Merger Agreement. The Merger Agreement further requires that CIGNA honor, without modification, all employment and severance agreements with employees and former employees of the Company, as amended through the date of the Merger Agreement or as amended or adopted after the date of the Merger Agreement in accordance with the terms of the Merger Agreement. Pursuant to the Merger Agreement, all outstanding stock options of the Company will be converted into fully vested Substitute Options. See above "The Merger -- Interests of Certain Persons in the Merger."


     Directors. The Merger Agreement provides that, promptly upon CIGNA's purchase of and payment for Shares which represent at least a majority of the outstanding Shares (on a fully diluted basis), CIGNA shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board as shall give CIGNA, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by CIGNA, CHC and any of their affiliates bears to the total number of Shares then outstanding. The Company shall, upon request of CHC, use its best efforts to cause CIGNA's designees to be so elected, including by increasing the size of the Board or by securing the resignations of incumbent directors. Notwithstanding the foregoing, until the Effective Time, the Company shall have on the Board at least two directors who were directors of the Company on the date of the Merger Agreement; provided, that, subsequent to the purchase of and payment for Shares pursuant to the Offer, CIGNA shall always have its designees represent at least a majority of the entire Board. Accordingly, effective June 30, 1997, Merwyn Bagan, M.D., Robert H Bilbro, M.D., J. Harold Chandler, Robert A Leipold, M.D., Paul D. Baron, M.D., Robert S. Cathcart, III, M.D., Daniel F. Eubank, M.D. and David W. Schall, M.D. resigned as directors of the Company and effective June 30, 1997, H. Edward Hanway, Joseph M. Fitzgerald, William M. Pastore and W. Allen Schaffer, M.D. were elected to fill the resulting vacancies on the Board. The Continuing Directors will resign as of the Effective Time.


     Representations and Warranties. The Merger Agreement contains representations and warranties of one or both of the parties with respect to, among other things (i) organization, good standing, corporate power and enforceability, (ii) ownership of subsidiaries, (iii) capitalization, (iv) no conflicts, (v) required consents or approvals, (vi) no material misstatements in filings with the Commission, financial statements and regulatory statements,
(vii) no undisclosed liabilities, (viii) absence of material adverse changes,
(ix) no litigation, (x) compliance with law, (xi) no undisclosed liabilities under ERISA, (xii) tax returns filed and taxes paid, (xiii) receipt of fairness opinion from financial advisor, and (xiv) sufficiency of funds to consummate the Merger.

     In the Merger Agreement, each of CIGNA and CHC also (i) acknowledges that none of the Company, its subsidiaries or any of their respective directors, officers, employees, affiliates, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to CIGNA, CHC or their agents or representatives, and (ii) agrees, to the fullest extent permitted by law, that none of the Company, its subsidiaries or any of their respective directors, officers, employees, shareholders, affiliates, agents, advisors or representatives shall have any liability or responsibility whatsoever to CIGNA or CHC on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to CIGNA, except that the foregoing limitation shall not apply to the extent the Company makes specific representations and warranties in the Merger Agreement or preclude CIGNA and CHC from seeking any remedy for fraud. The Company has also made a reciprocal acknowledgement and agreement with CIGNA and CHC.

     5% Convertible Subordinated Notes. The Merger Agreement provides that, in accordance with the terms of the Indenture, dated as of March 6, 1996 (the "Indenture"), between the Company, as issuer, and The Bank of New York, as trustee (the "Trustee"), with respect to the Company's 5% Convertible Subordinated Notes due 2003 (the "Company Convertible Notes"), within 30 days following the acquisition by Purchaser of beneficial ownership, directly or indirectly, of more than 50% of the Shares, the Company shall publish a notice in The Wall Street Journal, notify the Trustee and give written notice to each holder of the Company Convertible Notes, stating, among other things, (i) that a Change of Control (as defined in the Indenture) has occurred, (ii) that each holder of the Company Convertible Notes has the right to require the Company to repurchase such holder's Company Convertible Notes at a purchase price in cash in an amount equal to 101% of the principal amount of such Company Convertible Notes, plus accrued and unpaid interest thereon, if any, to the purchase date thereof and
(iii) the date on which such Company Convertible Notes shall be purchased which shall be a business day no later than 60 days from the date such notice is mailed. In connection with such repurchases, CIGNA has agreed in the Merger Agreement to contribute to the Company an amount in cash necessary to repurchase all such Company Convertible Notes.

     Directors' and Officers' Insurance and Indemnification. The Merger Agreement provides that (a) from and after the consummation of the Offer, CIGNA will, and will cause the Company (or the Surviving Corporation if after the Effective Time) to, indemnify, defend and hold harmless any current or former officer, director, employee and agent (the "Indemnified Party") of the Company and its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the Merger Agreement, or any of the transactions contemplated thereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under New Hampshire law or the Company's Articles of Incorporation, By-laws or existing indemnification agreements, including provisions relating to advancement of expenses incurred in the defense of any action or suit; provided, that, in the event any Indemnified Party becomes involved in any capacity in any Claim, then from and after consummation of the Offer, CIGNA will, or will cause the Company (or the Surviving Corporation if after the Effective Time) to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto; (b) CIGNA and the Company agree that all rights to indemnification and all limitations on liability existing in favor of the Indemnified Party as provided in the Company's Articles of Incorporation and By-laws as in effect as of the Merger Agreement shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with the NHBCA; provided, that, in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under New Hampshire law, the Company's Articles of Incorporation or By-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to CIGNA; (c) in the event CIGNA or CHC or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of CIGNA and CHC assume the obligations set forth above and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made; and (d) CIGNA or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance policy for a period of not less than six years after the Effective Date; provided, that, CIGNA may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to the covered former directors or officers.

     Further Assurances. In the Merger Agreement, each of the parties has agreed to use its respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement which efforts shall include, without limitation, (a) CIGNA and CHC proffering their willingness to accept an order or orders providing for the divestiture by CIGNA and CHC of such of the Company's assets and businesses (or, in lieu thereof, approximately equivalent assets and businesses of CIGNA and CHC) which do not represent in the aggregate assets with a fair market value greater than $67.5 million as are necessary to permit CIGNA and CHC otherwise fully to consummate the Offer and the Merger and the transactions contemplated by the Merger Agreement, including an offer to hold separate such assets and businesses pending any such divestiture or pending the receipt of any required regulatory approvals; (b) CIGNA and CHC using their best efforts to prevent any preliminary or permanent injunction or other order by a court of competent jurisdiction or Governmental Entity (as defined in the Merger Agreement) relating to consummating the transactions contemplated by the Merger Agreement, including, without limitation, under the antitrust laws and with respect to various state and federal laws, rules and regulations governing insurance holding and operating companies, HMOs, third party administrators, preferred provider plans, providers of utilization review services, or other managed health care organizations, including laws, rules and regulations with respect to the administration of Medicare and Medicaid ("Insurance Regulatory Approvals"), and, if issued, to appeal any such injunction or order through the appellate court or body for the relevant jurisdiction, provided that CIGNA shall not be obligated to continue pursuing any particular litigation or action following the issuance of any preliminary injunction with respect thereto; and (c) CIGNA and CHC using their best efforts to satisfy any objections of, and accept any conditions imposed by, any Governmental Entity in connection with any Insurance Regulatory Approval, except where such objection or condition would result in costs or liabilities to the Company and CIGNA, taken together (and aggregated with any loss incurred in connection with a disposition of assets pursuant to clause (a) above at less than fair market value), in excess of $67.5 million. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the parties thereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated thereby.


     Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
(a) if required by applicable law and the Articles of Incorporation, the Merger Agreement shall have been approved and adopted by the requisite vote of the Company's shareholders; (b) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated; (c) all Insurance Regulatory Approvals shall have been obtained, except where the failure to do so would not have a Company Material Adverse Effect (as defined in the Merger Agreement); and
(d) no statute, rule, regulation, order, decree or injunction shall have been enacted, promulgated or issued by any Governmental Entity or court which prohibits consummation of the Merger. The Merger Agreement provides that the obligation of the Company to effect the Merger is further subject to the conditions that the representations and warranties of CIGNA and CHC shall be true and accurate, except where the failure to be so true and accurate would not have a Parent Material Adverse Effect (as defined in the Merger Agreement), and that CIGNA and CHC shall have performed in all material respects all of their respective obligations under the Merger Agreement.

     Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time: (a) by mutual consent of CIGNA and the Company; and (b) by either the Company or CIGNA and CHC if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement or prohibiting CIGNA from acquiring or holding or exercising rights of ownership of the Shares except such prohibitions which would not have a Company Material Adverse Effect, and such order, decree, ruling or other action shall have become final and non-appealable.

     Effect of Termination. Pursuant to the Merger Agreement, in the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement shall forthwith become null and void, without any liability on the part of any party thereto or its affiliates, directors, officers or shareholders, other than the provisions of the Merger Agreement relating to fees and expenses, governing law and confidentiality of information. Notwithstanding the foregoing, no party will be relieved from liability that it may have for any breach of the Merger Agreement.

     Expenses. Except as specifically provided in the Merger Agreement, each party to the Merger Agreement agreed to bear its own respective expenses incurred in connection with the Merger Agreement, the Offer and the Merger, and the transactions contemplated thereby, whether or not the Offer or Merger is consummated.

     Amendment. The Merger Agreement provides that it may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company, by written agreement of the parties thereto, by action taken by their respective Boards of Directors at any time prior to the date of closing with respect to any of the terms contained therein; provided, however, that after the approval of the Merger Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the consideration payable in the Merger or adversely affects the rights of the Company's shareholders under the Merger Agreement without the approval of such shareholders.

     The Merger Agreement also provides that from and after the time, if any, that CIGNA's designees constitute a majority of the Board, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of CIGNA or CHC, or any waiver of any condition or any of the Company's rights thereunder may be effected only by the action of a majority of the directors of the Company then in office who were directors on the date of the Merger Agreement, which action shall be deemed to constitute the action of the full Board; provided, that, if there are no such directors, such actions may be effected by unanimous vote of the entire Board.

CERTAIN EFFECTS OF THE MERGER

     If the Merger is consummated, shareholders will not have an opportunity to continue their common equity interest in the Company as an ongoing operation and therefore will not have the opportunity to share in its future earnings and potential growth, if any.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  General

     The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The tax consequences of such receipt pursuant to the Merger may vary depending upon, among other things, the particular circumstances of the shareholder. In general, a shareholder who receives cash for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period for such Shares exceeds one year at the time of sale. With respect to the receipt of cash for Shares pursuant to the Merger, gain or loss will be recognized by the shareholder at the Effective Time of the Merger (even if the cash is not received until a later time).

  Dissenters

     A holder of Shares who exercises and perfects his or her applicable rights under Section 13 of the NHBCA to demand fair value for such Shares (see "Dissenters' Rights" above) will recognize capital gain or loss (and may recognize an amount of interest income) for federal income tax purposes attributable to any payment received pursuant to the exercise of such rights based upon the principles described in the previous paragraph.

  Withholding

     Unless a shareholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Internal Revenue Code of 1986, as amended (and regulations promulgated thereunder), such shareholder may be subject to a "backup" withholding tax of 31% with respect to any payments received in the Merger or as a result of the exercise of the holder's dissenters' rights. Backup withholding is not an additional tax and may be claimed as a credit against the federal income tax liability of a shareholder, provided that the required information is furnished to the Internal Revenue Service. Shareholders should contact their brokers to ensure compliance with such procedures. Foreign shareholders should consult with their tax advisors regarding withholding taxes in general.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS. IN ADDITION, THE DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO PARTICULAR CATEGORIES OF SHAREHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, FOREIGN CORPORATIONS, OR ENTITIES THAT ARE OTHERWISE SUBJECT TO SPECIAL TAX TREATMENT.

                             FINANCIAL PROJECTIONS

     During the course of the discussions between CIGNA and the Company that led to the execution of the Merger Agreement, the Company provided CIGNA with certain information about the Company and its financial performance which was not then publicly available. The information provided included projections of the Company's 1997, 1998 and 1999 results of operations as an independent company (i.e., without regard to the impact to the Company of a transaction with CIGNA), which included the following information:

                        PROJECTED FINANCIAL INFORMATION
                                ($ IN MILLIONS)
                                  (UNAUDITED)

                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                       ----------------------------------
                                                         1997         1998         1999
                                                       --------     --------     --------
        Revenues.....................................  $2,083.9     $2,425.2     $2,933.0
        HMO Premiums.................................  $1,646.0     $1,975.0     $2,468.2
        Administrative Costs.........................  $  460.3     $  485.0     $  540.8
        Operating Margin.............................  $  138.4     $  202.0     $  251.8
        Earnings.....................................  $   61.4     $  104.6     $  134.9
        Medical Loss Ratio...........................      79.1%        80.0%        80.0%

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION REGARDING PROJECTIONS OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND ARE INCLUDED IN THIS PROXY STATEMENT ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO CIGNA. NONE OF CIGNA, CHC, THE COMPANY OR ANY PARTY TO WHOM THE PROJECTIONS WERE PROVIDED ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF SUCH INFORMATION. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON NUMEROUS ASSUMPTIONS RELATING TO INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS, THE BUSINESS OF THE COMPANY AND

OTHER MATTERS, ALL OF WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE PROJECTIONS HAVE NOT BEEN EXAMINED OR COMPILED BY THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. FOR THESE REASONS, AS WELL AS THE BASES ON WHICH SUCH PROJECTIONS WERE COMPILED, THERE CAN BE NO ASSURANCE THAT SUCH PROJECTIONS WILL BE REALIZED, OR THAT ACTUAL RESULTS WILL NOT BE MATERIALLY HIGHER OR LOWER THAN THOSE ESTIMATED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT CIGNA, CHC, THE COMPANY OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS. CIGNA DID AN INDEPENDENT ASSESSMENT OF THE COMPANY'S VALUE AND DID NOT RELY TO ANY MATERIAL DEGREE UPON THE FOREGOING PROJECTIONS. NONE OF THE COMPANY, CIGNA, CHC OR ANY OTHER PARTY INTENDS PUBLICLY TO UPDATE OR OTHERWISE PUBLICLY REVISE THE PROJECTIONS SET FORTH ABOVE EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT SUCH PROJECTIONS WILL NOT BE REALIZED.

THE PROJECTIONS SET FORTH ABOVE CONSTITUTE FORWARD-LOOKING INFORMATION. FOR A DISCUSSION OF FACTORS REGARDING SUCH FORWARD-LOOKING INFORMATION SEE "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION" BELOW.

Cautionary Statement Regarding Forward-Looking Information. For purposes of the Private Securities Litigation Reform Act of 1995, the Company identifies below the following important factors which, among others, could cause the Company's actual results to differ materially from the foregoing projections:

          (a) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the formation of new products by new and existing competitors;

          (b) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves and other financial viability requirements, prohibition or limitation of capitated arrangements or provider financial incentives, benefit mandates (including mandatory length of stay and emergency room coverage), limitations on the ability to manage care and utilization and any willing provider or pharmacy laws;

          (c) increases in medical costs, including increases in utilization and costs of medical services and the effects of actions by competitors or groups of providers;

          (d) termination of provider contracts or renegotiation thereof at less cost-effective rates or terms of payment;

          (e) failure to obtain new customers, retain existing customers or reductions in force by existing customers; and

          (f) significant litigation matters.

     Many of the foregoing factors have been discussed in the Company's prior filings with the Commission. The foregoing review of factors pursuant to the Private Litigation Securities Reform Act of 1995 should not be construed as exhaustive.

                       MARKET PRICES AND DIVIDEND MATTERS


     The Shares trade on the NYSE under the symbol "HS." The following table sets forth, for the fiscal quarters indicated, the high and low sales price per Share on the NYSE (as adjusted for a two-for-one stock split effective December 15, 1995). All prices set forth below are as reported in published financial sources:



                                                                             MARKET PRICE
                                                                             ------------
                                                                             HIGH     LOW
                                                                             ----     ---
    Year Ended December 31, 1995:
      First Quarter........................................................  $23  5/8 $19 1/4
      Second Quarter.......................................................   23       15 1/8
      Third Quarter........................................................   24  1/2  17 1/4
      Fourth Quarter.......................................................   36       21

    Year Ended December 31, 1996:
      First Quarter........................................................   40  1/8  29 1/4
      Second Quarter.......................................................   40       17 3/8
      Third Quarter........................................................   17  3/4  11
      Fourth Quarter.......................................................   14  3/4  10 7/8

    Year Ending December 31, 1997:
      First Quarter........................................................   21  3/8  11 5/8
      Second Quarter (through June 27, 1997)...............................   21 13/16  20 1/2



     On February 27, 1997, the last full trading day prior to the announcement of the terms of the Merger Agreement, the reported closing sales price per Share on the NYSE was $16 7/8. On March 5, 1997, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NYSE was $21. On June 27, 1997, the latest practicable date prior to the printing of this Proxy Statement, the reported closing sales price per share on the NYSE was $21 13/16. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.



     The Company has not paid any cash dividends on the Shares since its inception and will not do so prior to the consummation of the Merger.


     The purchase of the Shares pursuant to the Offer has reduced the number of Shares that trade publicly and the number of holders of the Shares and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     While the Company expects that the Shares will continue to be listed and traded on the NYSE until the consummation of the Merger, no assurances can be given that the NYSE will not (i) determine at any time prior to the consummation of the Merger that the Shares and/or the Company no longer satisfy the NYSE's listing criteria and (ii) initiate delisting proceedings against the Company. Were the Shares to be delisted from the NYSE, no assurances can be given that an alternative trading market would develop for the Shares. Any delisting of the Shares could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Following the consummation of the Merger, the Shares will be delisted by the NYSE and application will be made by the Company, pursuant to Section 12(g)(4) of the Exchange Act, to terminate the registration of the Shares under the Exchange Act. Such termination will substantially reduce the information required to be furnished by the Company to the Commission and will render inapplicable certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b). Additionally, following termination of registration of the Shares under the Exchange Act, the Shares will cease to be "margin securities" under the rules of the Board of Governors of the Federal Reserve System.

                 SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND
                           CERTAIN BENEFICIAL OWNERS


     The following table sets forth, as of June 26, 1997, certain information as to those persons who were beneficial owners of more than 5% of the outstanding Shares and as to the Shares beneficially owned by each of the executive officers and directors of the Company and by all executive officers and directors of the Company as a group.



                                                      NUMBER OF SHARES          PERCENTAGE OF CLASS
              NAME OF BENEFICIAL OWNER               BENEFICIALLY OWNED             OUTSTANDING
    ---------------------------------------------    ------------------         -------------------
    CIGNA Corporation (1)........................        63,260,468                98.4%
      One Liberty Place
      1650 Market Street
      Philadelphia, PA 19192
    H. Edward Hanway.............................                 0                  *
    Joseph M. Fitzgerald.........................                 0                  *
    William M. Pastore...........................                 0                  *
    W. Allen Schaffer, M.D.......................                 0                  *
    Norman C. Payson, M.D.(2)....................         3,000,000                 4.3%
    Charles M. Schneider(2)......................           642,000                  *
    Joseph M. Zubretsky(2).......................           250,000                  *
    Francis G. Middleton, M.D.(2)................           430,000                  *
    Robert Chin(2)...............................           122,000                  *
    Richard B. Salmon, M.D., Ph.D.(2)............           196,500                  *
    All Executive Officers and Directors
      as a Group (10 persons)(2).................         5,182,500                 7.5%


---------------
  * Less than 1%.


(1) Based on the Schedule 14D-1/13-D filed by CIGNA and CHC with the Commission on June 26, 1997.



(2) Representing Shares of the Company that may be acquired upon exercise of stock options. Calculation of percentage of class outstanding owned by CIGNA excludes those Shares


     SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF THE COMPANY

     Set forth below is a summary of certain historical consolidated financial information with respect to the Company, excerpted or derived from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as well as the Company's unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. See "Information Concerning the Company" and "Incorporation of Certain Documents by Reference."

                      HEALTHSOURCE, INC. AND SUBSIDIARIES

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


                                             AS OF OR FOR THE THREE
                                             MONTHS ENDED MARCH 31,            AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                             -----------------------    ------------------------------------------------------
                                                1997         1996          1996        1995       1994       1993       1992
                                             ----------   ----------    ----------   --------   --------   --------   --------
                                                   (UNAUDITED)                                (AUDITED)
                                                           (IN THOUSANDS, EXCEPT PER SHARE AND MEMBERSHIP DATA)
STATEMENT OF OPERATIONS DATA(1):
Revenue:
  HMO medical premiums...................... $  371,042   $  290,755    $1,238,936   $811,645   $515,639   $239,600   $135,861
  Other insured medical premiums............     47,497       68,112       242,535    184,819     16,837     21,190     19,894
  Administrative and managed care fees......     58,222       60,225       232,492    170,233     51,767     30,045     21,831
                                             ----------   ----------    ----------   --------   --------   --------   --------
      Total operating revenue...............    476,761      419,092     1,713,963   1,166,697   584,243    290,835    177,586
Expenses:
  Cost of HMO medical premiums..............    305,830      227,855     1,000,002    621,888    394,173    178,241    104,003
  Cost of other insured medical premiums....     37,312       57,706       202,525    149,396     14,020     17,142     14,980
  Selling, general and administrative:
    HMO and other insured services..........     64,171       56,963       240,945    153,326     82,550     39,902     20,855
    Administrative and managed care
      services..............................     48,376       47,963       194,641    146,340     40,107     23,300     17,874
                                             ----------   ----------    ----------   --------   --------   --------   --------
      Total selling, general and
         administrative.....................    112,547      104,926       435,586    299,666    122,657     63,202     38,729
  Other charges.............................        550           --        53,411         --         --         --         --
  Depreciation and amortization.............     11,312        8,709        38,721     24,129     11,254      6,028      3,913
                                             ----------   ----------    ----------   --------   --------   --------   --------
  Operating income(loss)....................      9,210       19,896       (16,282)    71,618     42,139     26,222     15,961
Interest and other income...................      5,483        6,461        24,305     20,823     13,004      6,648      4,646
Interest expense............................     (3,166)      (2,373)      (12,629)    (5,392)     --         --         --
Equity in income of unconsolidated
  affiliates................................         --           --        --          --         1,670      3,544      3,006
Net income(loss)............................      6,976       15,562        (3,940)    56,271     39,044     26,064     16,987
Preferred stock dividends(2)................         --       (1,128)       (1,128)    (4,167)        --         --         --
Net income(loss) available to common
  shareholders..............................      6,976       14,434        (5,068)    52,104     39,044     26,064     16,987
Net income(loss) per common share (3).......       0.11         0.22         (0.08)      0.81       0.62       0.48       0.35
Shares used in calculating net income(loss)
  per common share (3)......................     64,266       65,953        63,725     64,195     62,818     54,332     48,888
OPERATING STATISTICS -- FULLY INSURED
  HMO(4):
Membership:
  Northern region...........................    418,600      379,100       386,200    273,000    200,300    175,800    152,900
  Southern region...........................    530,800      444,500       494,800    332,200    197,500    124,000     88,200
                                             ----------   ----------    ----------   --------   --------   --------   --------
      Total.................................    949,400      823,600       881,000    605,200    397,800    299,800    241,100
Average annual hospital bed days per 1,000
  members (5):
  Northern region...........................        236          247           234        226        244        254        278
  Southern region...........................        242          240           249        248        248        283        287
Medical loss ratio (6):
  Northern region...........................       83.5%        81.8%         82.2%      77.7%      76.9%      74.8%      76.6%
  Southern region...........................       81.6%        75.3%         79.4%      75.6%      76.1%      77.3%      77.6%
BALANCE SHEET DATA:
Working capital.............................     44,064      144,470        63,706    144,470    100,411    127,388     51,772
Total assets................................  1,053,137    1,006,900     1,006,900    873,039    424,275    294,924    146,568
Long-term debt..............................    247,250      247,250       247,250     95,000         --         --         --
Total shareholders' equity..................    392,503      385,425       385,425    488,082    322,484    241,642    119,480


---------------

(1) Acquisitions in all years presented affect the comparability of these amounts.

(2) The Company paid cash dividends relating to its preferred stock in 1996 and 1995. No cash dividends were paid in any previous periods presented.

(3) Healthsource declared a two-for-one stock split in the form of a 100% stock dividend effective December 15, 1995, a two-for-one stock split in the form of a 100% stock dividend effective March 14, 1994, and a three-for-two stock split in the form of a 50% stock dividend effective December 15, 1992. All share and per share amounts have been restated for the stock splits.


(4) The Northern region includes HMOs operating in New Hampshire, Indiana, Syracuse, NY, Louisville, KY, Maine, Ohio, Massachusetts, Connecticut, New Jersey and New York city. The Southern region includes HMOs operating in South Carolina, Tennessee, North Carolina, Arkansas, Georgia and north central Texas. Indiana, Massachusetts and New Jersey/New York city are included since the ownership of investments therein were acquired in May 1992, February 1996 and January 1997, respectively. Arkansas, Georgia, north central Texas, Louisville, KY, Ohio and Connecticut are included since commencement of operations in January 1994, November 1994, January 1995, July 1995, January 1996 and January 1997, respectively.


(5) Calculated on the basis of average members during the period, excluding mental health and substance abuse days.

(6) Cost of HMO medical premiums for the plans in each region divided by HMO medical premium revenue.

                           INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Deloitte & Touche LLP, the Company's independent certified public accountants for fiscal year ended December 31, 1996, are not expected to be present at the Meeting. Representatives of Price Waterhouse LLP, who will serve as the Company's independent certified public accountants for the current fiscal year if the Merger is consummated, are also not expected to be present at the Meeting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed with the Commission by the Company (File No. 1-11538) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement and are deemed to be a part hereof:

          (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;


          (3) The Company's Current Reports on Form 8-K dated January 10, 1997, March 4, 1997, and June 26, 1997; and


          (4) Exhibit 4 (the Consulting Agreement, dated as of February 27, 1997, by and between CIGNA and Dr. Payson) to the Company's Schedule 14D-9 dated March 6, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Meeting shall be deemed to be incorporated by reference into this Proxy Statement. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Proxy Statement modifies or replaces such statement.


     The Company undertakes to provide by first class mail, without charge, to any person to whom a copy of this Proxy Statement has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated in this Proxy Statement by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to Investor Relations, Healthsource, Inc., Two College Park Drive, Hooksett, New Hampshire 03106, telephone number (603) 268-7000. In order to ensure delivery prior to the Meeting, requests should be received by the Company by July 21, 1997.

                                                                       EXHIBIT A
            SECTION 13 OF THE NEW HAMPSHIRE BUSINESS CORPORATION ACT

                               DISSENTERS' RIGHTS

               A. Right to Dissent and Obtain Payment for Shares

293-A:13.01  DEFINITIONS. In this subdivision:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RSA 298-A:13.02 and who exercises that right when and in the manner required by RSA 293-A:13.20 through 293-A:13.28.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

293-A:13.02  RIGHT TO DISSENT.

     (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

             (i) If shareholder approval is required for the merger by RSA 293-A:11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

             (ii) If the corporation is a subsidiary that is merged with its parent under RSA 293-A:11.04.

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (i) Alters or abolishes a preferential right of the shares.

             (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

             (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

             (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

             (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RSA 293-A:6.04.

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this subdivision shall not challenge the corporate action creating his entitlement, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

293-A:13.03  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

                B. Procedure for Exercise of Dissenters' Rights

293-A:13.20  NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this subdivision and be accompanied by a copy of this subdivision.

     (b) If corporate action creating dissenters' rights under RSA 293-A:13.02 is taken without a vote of shareholders or by consent pursuant to RSA 293-A:7.04, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RSA 293-A:13.22.

293-A:13.21  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Shall not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this subdivision.

293-A:13.22  DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RSA 293-A:13.21.

     (b) The dissenters' notice shall be sent no later than 10 days after corporate action was taken, and shall:

          (1) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited.

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date.

          (4) Set a date by which the corporation shall receive the payment demand, which date shall not be fewer than 30 nor more than 60 days after the date the notice is delivered.

          (5) Be accompanied by a copy of this subdivision.

293-A:13.23  DUTY TO DEMAND PAYMENT.

     (a) A shareholder sent a dissenters' notice described in RSA 293-A:13.22 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth, in the dissenters' notice pursuant to RSA 293-A:13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subdivision.

293-A:13.24  SHARES RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under RSA 293-A:13.26.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

293-A:13.25  PAYMENT.

     (a) Except as provided in RSA 293-A:13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with RSA 293-A:13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b) The payment shall be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under RSA 293-A:13.28; and

          (5) A copy of this subdivision.

293-A:13.26  FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under RSA 293-A:13.22 and repeat the payment demand procedure.

293-A:13.27  AFTER-ACQUIRED SHARES.

     (a) A corporation may elect to withhold payment required by RSA 293-A:13.25 from a dissenter, unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RSA 293-A:13.28.

293-A:13.28  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under RSA 293-A:13.25, or reject the corporation's offer under RSA 293-A:13.27 and demand payment of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount paid under RSA 293-A:13.25 or offered under RSA 293-A:13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under RSA 293-A:13.25 within 60 days after the date set for demanding payment; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within 30 days after the corporation made or offered payment for his shares.

                        C. Judicial Appraisal of Shares

293-A:13.30  COURT ACTION.

     (a) If a demand for payment under RSA 293-A:13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decisions on the question of their value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment:

          (1) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or,

          (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under RSA 293-A:13.27.

293-A:13.31  COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under RSA 293-A:13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RSA 293-A:13.28.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RSA 293-A:13.20 through RSA 293-A:13.28.

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subdivision.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                       EXHIBIT B
================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               CIGNA CORPORATION

                             CHC ACQUISITION CORP.

                                      AND

                               HEALTHSOURCE, INC.

                         DATED AS OF FEBRUARY 27, 1997

================================================================================

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
ARTICLE I

THE OFFER AND MERGER

Section 1.1    The Offer................................................................   B-5
Section 1.2    Company Actions..........................................................   B-6
Section 1.3    Directors................................................................   B-7
Section 1.4    The Merger...............................................................   B-7
Section 1.5    Effective Time...........................................................   B-8
Section 1.6    Closing..................................................................   B-8
Section 1.7    Directors and Officers of the Surviving Corporation......................   B-8
Section 1.8    Shareholders' Meeting....................................................   B-8
Section 1.9    Merger Without Meeting of Shareholders...................................   B-9
Section 1.10   Convertible Notes........................................................   B-9

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1    Conversion of Capital Stock..............................................   B-9
Section 2.2    Exchange of Certificates.................................................   B-9
Section 2.3    Dissenting Shares........................................................  B-10
Section 2.4    Company Option Plans.....................................................  B-11
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1    Organization.............................................................  B-12
Section 3.2    Capitalization...........................................................  B-13
Section 3.3    Authorization; Validity of Agreement; Company Action.....................  B-14
Section 3.4    Consents and Approvals; No Violations....................................  B-14
Section 3.5    SEC Reports and Financial Statements.....................................  B-14
Section 3.6    No Undisclosed Liabilities...............................................  B-15
Section 3.7    Absence of Certain Changes...............................................  B-15
Section 3.8    Employee Benefit Plans; ERISA............................................  B-15
Section 3.9    Litigation...............................................................  B-16
Section 3.10   No Default; Compliance with Applicable Laws..............................  B-16
Section 3.11   Taxes....................................................................  B-16
Section 3.12   Real Property............................................................  B-17
Section 3.13   Intellectual Property....................................................  B-17
Section 3.14   Computer Software........................................................  B-17
Section 3.15   Information in Offer Documents...........................................  B-18
Section 3.16   Brokers or Finders.......................................................  B-18
Section 3.17   Opinion of Financial Advisor.............................................  B-18
Section 3.18   Regulatory Statements....................................................  B-18
Section 3.19   Certain Contracts........................................................  B-18
Section 3.20   Investigation by the Company.............................................  B-18

                                                                                          PAGE
                                                                                          ----
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT
  AND THE PURCHASER

Section 4.1    Organization.............................................................  B-19
Section 4.2    Authorization; Validity of Agreement; Necessary Action...................  B-19
Section 4.3    Consents and Approvals; No Violations....................................  B-19
Section 4.4    SEC Reports and Financial Statements.....................................  B-20
Section 4.5    Information in Offer Documents; Proxy Statement..........................  B-20
Section 4.6    Sufficient Funds.........................................................  B-20
Section 4.7    Share Ownership..........................................................  B-20
Section 4.8    Purchaser's Operations...................................................  B-20
Section 4.9    Brokers or Finders.......................................................  B-20
Section 4.10   Investigation by Parent..................................................  B-21

ARTICLE V

COVENANTS

Section 5.1    Interim Operations of the Company........................................  B-21
Section 5.2    Actions Regarding the Rights.............................................  B-22
Section 5.3    Access to Information....................................................  B-22
Section 5.4    Employee Benefits........................................................  B-23
Section 5.5    No Solicitation..........................................................  B-23
Section 5.6    Publicity................................................................  B-25
Section 5.7    Directors' and Officers' Insurance and Indemnification...................  B-25
Section 5.8    Approvals and Consents; Cooperation; Notification........................  B-26
Section 5.9    Further Assurances.......................................................  B-26
Section 5.10   Taxes....................................................................  B-26
Section 5.11   Compliance with Security Takeover Disclosure Act.........................  B-27
Section 5.12   1996 Form 10-K...........................................................  B-27
Section 5.13   Shareholder Litigation...................................................  B-27

ARTICLE VI

CONDITIONS

Section 6.1    Conditions to Each Party's Obligation to Effect the Merger...............  B-27
Section 6.2    Conditions to the Obligations of the Company to Effect the Merger........  B-28
Section 6.3    Conditions to the Obligations of Parent and the Purchaser to Effect the
               Merger...................................................................  B-28
Section 6.4    Exception................................................................  B-28

ARTICLE VII

TERMINATION

Section 7.1    Termination..............................................................  B-28
Section 7.2    Effect of Termination....................................................  B-29

ARTICLE VIII

MISCELLANEOUS

Section 8.1    Amendment and Modification...............................................  B-30
Section 8.2    Nonsurvival of Representations and Warranties............................  B-30
Section 8.3    Notices..................................................................  B-30
Section 8.4    Interpretation...........................................................  B-31

                                                                                          PAGE
                                                                                          ----
Section 8.5    Counterparts.............................................................  B-31
Section 8.6    Entire Agreement; Third Party Beneficiaries..............................  B-31
Section 8.7    Severability.............................................................  B-32
Section 8.8    Governing Law............................................................  B-32
Section 8.9    Specific Performance.....................................................  B-32
Section 8.10   Assignment...............................................................  B-32
Section 8.11   Expenses.................................................................  B-32
Section 8.12   Headings.................................................................  B-32
Section 8.13   Waivers..................................................................  B-32
Section 8.14   Schedules................................................................  B-32

Annex A        Conditions to the Offer..................................................  B-34

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of February 27, 1997 (this "Agreement"), by and among CIGNA Corporation, a Delaware corporation ("Parent"), CHC Acquisition Corp., a New Hampshire corporation and a wholly-owned, indirect subsidiary of Parent (the "Purchaser"), and Healthsource, Inc., a New Hampshire corporation (the "Company").

     WHEREAS, the Boards of Directors of Parent, the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent and the Purchaser upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                              THE OFFER AND MERGER

     Section 1.1 The Offer. (a) As promptly as practicable (but in no event later than five business days from the public announcement of the execution hereof), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer (the "Offer") to purchase for cash any and all of the issued and outstanding shares of Common Stock, par value $.10 per share (referred to herein as either the "Shares" or "Company Common Stock"), of the Company (excluding the related Common Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement between the Company and The Bank of New York, dated as of July 29, 1996 (the "Rights Agreement") which will be redeemed prior to the consummation of the Offer), at a price of $21.75 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"). The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (except that the Minimum Condition (as hereinafter defined) may not be waived), accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law. The obligations of the Purchaser to accept for payment and to pay for any and all Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which, together with any Shares beneficially owned by Parent or the Purchaser, represent at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. The Purchaser shall not amend or waive the Minimum Condition and shall not decrease the Offer Price or decrease the number of Shares sought, or amend any other term or condition of the Offer in any manner adverse to the holders of the Shares or extend the expiration date of the Offer without the prior written consent of the Company (such consent to be authorized by the Board of Directors of the Company or a duly authorized committee thereof). Notwithstanding the foregoing, the Purchaser shall, and Parent agrees to cause the Purchaser to, extend the Offer from time to time until seven months from execution of this Agreement (as such time may be extended pursuant to Section 7.1(b)(i) hereof) if, and to the extent that, at the initial expiration date of the Offer, or any extension thereof, all conditions to the Offer have not been satisfied or waived. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company.

     (b) As soon as practicable on the date the Offer is commenced, Parent and the Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Each of Parent and the Purchaser further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the initial Schedule 14D-1 before it is filed with the SEC. In addition, Parent and the Purchaser agree to provide the Company and its counsel in writing with any comments or other communications that Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications.

     Section 1.2  Company Actions.

     (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors, at a meeting duly called and held, has (i) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 1.4) (collectively, the "Transactions"), which approvals constitute approval of this Agreement, the Offer and the Merger for purposes of Section 293-A:11.01 of the New Hampshire Business Corporation Act (the "NHBCA"), (ii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended only as provided in Section 5.5(b) hereof, and
(iii) approved the redemption of the Rights prior to the consummation of the Offer according to the provisions of the Rights Agreement.

     (b) As promptly as practicable following the commencement of the Offer and in all events not later than 10 business days following such commencement, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to the fiduciary duties of the Company's directors under applicable law and to the provisions of this Agreement, contain the recommendation referred to in clause
(ii) of Section 1.2(a) hereof. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Offer Documents. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review the initial Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, the Purchaser and their counsel in writing with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

     (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish the Purchaser with such additional information (including updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial shareholders of the Company. Except for such steps as are necessary to disseminate the Offer Documents, Parent and the Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

     Section 1.3  Directors.

     (a) Promptly upon the purchase of and payment for Shares by Parent or any of its subsidiaries which represent at least a majority of the outstanding shares of Company Common Stock (on a fully diluted basis), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates bears to the total number of shares of Company Common Stock then outstanding. The Company shall, upon request of the Purchaser, use its best efforts promptly either to increase the size of its Board of Directors (which, pursuant to the Company's Articles of Incorporation, has a maximum number of 15 directors) or, at the Company's election, secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Company's Board, and shall cause Parent's designees to be so elected. Notwithstanding the foregoing, until the Effective Time (as defined in Section 1.5 hereof), the Company shall retain as members of its Board of Directors at least two directors who are directors of the Company on the date hereof (the "Company Designees"); provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Board of Directors. The Company's obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this
Section 1.3(a), including mailing to shareholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent or the Purchaser will supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

     (b) From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser hereunder, any waiver of any condition or any of the Company's rights hereunder or other action by the Company hereunder may be effected only by the action of a majority of the directors of the Company then in office who were directors of the Company on the date hereof, which action shall be deemed to constitute the action of the full Board of Directors; provided, that if there shall be no such directors, such actions may be effected by unanimous vote of the entire Board of Directors of the Company.

     Section 1.4 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.5 hereof), the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of New Hampshire, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Pursuant to the Merger, (x) the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and (y) the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation and such Bylaws. The Merger shall have the effects set forth in the NHBCA.

     Section 1.5  Effective Time.  On the date of the Closing (as defined in
Section 1.6 hereof) (or on such other date as the parties may agree), the parties shall file such certificates of merger, articles of merger or other appropriate documents (in any such case, the "Certificates of Merger") executed in accordance with the relevant provisions of the NHBCA, and shall make all other filings, recordings and publications required by the NHBCA with respect to the Merger. The Merger shall become effective on the date specified in the Certificates of Merger, which specified time shall be the same in each Certificate of Merger (the time the Merger becomes effective is hereinafter referred to as the "Effective Time").

     Section 1.6 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of O'Melveny & Myers LLP, 153 East 53rd Street, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

     Section 1.7 Directors and Officers of the Surviving Corporation. The directors of the Purchaser at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-laws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-laws.

     Section 1.8  Shareholders' Meeting.

     (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

          (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

          (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its shareholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

          (iii) subject to the fiduciary obligations of the Board under applicable law as advised by independent counsel, include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

     (b) Parent agrees that it will provide the Company with the information concerning Parent and the Purchaser required to be included in the Proxy Statement and will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

     Section 1.9  Merger Without Meeting of Shareholders.  Notwithstanding
Section 1.8 hereof, if permitted by the NHBCA, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company.

     Section 1.10 Convertible Notes. In accordance with the terms of the Indenture, dated as of March 6, 1996 (the "Indenture"), between the Company, as issuer, and The Bank of New York, as trustee (the "Trustee"), with respect to the Company's 5% Convertible Subordinated Notes due 2003 (the "Company Convertible Notes"), within 30 days following the acquisition by Purchaser of beneficial ownership, directly or indirectly, of more than 50% of the Shares, the Company shall, in accordance with the Indenture, publish a notice in The Wall Street Journal, notify the Trustee and give written notice to each holder of the Company Convertible Notes, stating, among other things, (i) that a Change of Control (as defined in the Indenture) has occurred, (ii) that each holder of the Company Convertible Notes has the right to require the Company to repurchase such holder's Company Convertible Notes at a purchase price in cash in an amount equal to 101% of the principal amount of such Company Convertible Notes, plus accrued and unpaid interest thereon, if any, to the purchase date thereof and
(iii) the date on which such Company Convertible Notes shall be purchased which shall be a business day no later than 60 days from the date such notice is mailed. Parent shall contribute to the Company an amount in cash necessary to repurchase all such Company Convertible Notes.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock of the Purchaser (the "Purchaser Common Stock"):

          (a) Purchaser Common Stock. Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Parent-Owned Stock. Any shares of Company Common Stock owned by Parent, the Purchaser or any other wholly owned Subsidiary (as defined in Section 3.1 hereof) of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c) Exchange of Shares. Each issued and outstanding share of Company Common Stock (other than Shares to be cancelled in accordance with Section 2.1(b) hereof and any Dissenting Shares (if applicable and as defined in Section 2.3 hereof)), shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2 hereof, without interest, or to perfect any rights of appraisal as a holder of Dissenting Shares (as hereinafter defined) that such holder may have pursuant to Section 293-A:13.02 of the NHBCA.

     Section 2.2  Exchange of Certificates.

     (a) Paying Agent. Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Paying Agent") to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) hereof. Prior to the Effective Time, Parent shall take all steps necessary to deposit or cause to be deposited with the Paying Agent such funds for timely payment hereunder. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time but in no event more than three business days thereafter, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 2.1 hereto into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

     (c) Transfer Books; No Further Ownership Rights in Company Common
Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

     (d) Termination of Fund; No Liability. At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the NHBCA ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with the provisions of Section 293-A:13.25 of the NHBCA, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon.

     Section 2.4 Company Option Plans. (a) As soon as practicable following the date of this Agreement, the Company shall take such actions as may be required to effect the following:

          (i) adjust the terms of all outstanding options to purchase Company Common Stock held by all current and former employees and directors of the Company ("Company Employee Stock Options") and the terms of each applicable stock option plan maintained by the Company ("Company Employee Stock Plans"), to provide that at the Effective Time, each individual Company Employee Stock Option outstanding immediately prior to the Effective Time shall be fully vested and exercisable;

          (ii) further adjust the terms of each Company Employee Stock Option held by any person who immediately prior to the Effective Time served as a member of the Board of Directors of the Company (and who was not also a full-time employee of the Company) to provide that such Company Employee Stock Option shall remain exercisable for a period ending on the first to occur of (A) the third anniversary of the Effective Time and (B) the original expiration date of such option, determined without regard to any termination (for any reason whatsoever) from service as a member of the Board of Directors of the Company; and

          (iii) make such other changes to the Company Employee Stock Plans and Company Employee Stock Options as it deems appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld).

     (b) As soon as practicable following the date of this Agreement, Parent shall take such actions as may be required to adopt a plan ("Parent Stock Option Plan") under which Parent will grant options ("Substitute Options") to purchase shares of Parent common stock, par value $1.00 per share ("Parent Common Stock") to replace any Company Employee Stock Options that are outstanding at the Effective Time, which plan will include, but not be limited to, the terms and conditions described in Section 2.4(c) below.

     (c) Pursuant to the Parent Stock Option Plan each current and former director and employee of the Company who holds one or more unexercised Company Employee Stock Options at the Effective Time ("Eligible Grantee") shall, subject to the terms and conditions set forth below, automatically receive a grant as of the Effective Time of one or more Substitute Options in replacement of his or her Company Employee Stock Options. Each Substitute Option granted to an Eligible Grantee pursuant to this Section 2.4(b) shall:

          (i) be for a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to the Company Employee Stock Option, multiplied by the Option Ratio (as defined below), rounded down to the next whole number of shares;

          (ii) be for a per share exercise price equal to the exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Employee Stock Option divided by the Option Ratio, rounded to the nearest hundredth of a cent;

          (iii) be immediately exercisable upon the Eligible Grantee's execution of the Option Agreement (referred to below) and, except as provided in
     Section 2.4(a)(ii) with respect to current and former directors of the Company (and regardless of the actual date of termination of employment of the Eligible Grantee with the Company, Parent or any subsidiary of the Parent), shall expire no earlier than the date the Company Employee Stock Option would expire if the Eligible Grantee would have remained continuously employed by the Company until such date; and

          (iv) otherwise be subject to substantially the same terms and conditions as applicable to the Company Employee Stock Option.

For purposes of this Section 2.4, "Option Ratio" shall mean the Offer Price divided by the average closing price per share of Parent Common Stock on the New York Stock Exchange for the five consecutive trading days ending immediately prior to the date of this Agreement.

     (d) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Employee Stock Options, appropriate notices setting forth such holders' rights pursuant to the Parent Stock Option Plan, and the Option Agreements (based upon a form reasonably satisfactory to the Company, such form to be delivered to the Company at least 10 days prior to the purchase of any shares pursuant to the Offer), evidencing the grants of such Substitute Options and the provisions of this Section 2.4. Execution of the Option Agreement by Eligible Grantee shall result in the replacement of his or her Company Employee Stock Options with Substitute Options as described above and immediate cancellation of all of the Eligible Grantee's rights under the Company Employee Stock Options.

     (e) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Substitute Options issued in accordance with this Section 2.4. At the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with the SEC with respect to the shares of Parent Common Stock subject to such Substitute Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Substitute Options remain outstanding. With respect to those individuals who subsequent to the Merger are subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to Parent, where applicable, Parent shall administer the Parent Stock Plan assumed pursuant to this Section 2.4 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Company Stock Plan complied with such rule prior to the Merger.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as otherwise disclosed to Parent and Purchaser in a letter delivered to it at or prior to the execution hereof (the "Company Disclosure Letter"), the Company represents and warrants to Parent and Purchaser as follows:

     Section 3.1 Organization. Each of the Company and its Subsidiaries (as hereinafter defined) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where failure to be so existing and in good standing or to have such power and authority would not have a Company Material Adverse Effect (as hereinafter defined). Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing or to be so qualified or licensed would not have a Company Material Adverse Effect. The Company has heretofore delivered to Parent a complete and correct copy of each of its Articles of Incorporation and By-Laws, as currently in effect, and has heretofore made available to Parent a complete and correct copy of the Articles of Incorporation and By-Laws of each of its Subsidiaries, as currently in effect. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, "Company Material Adverse Effect" means only (I) any adverse change in, or effect on, the business, financial condition or operations (excluding results of operations and effects of net income) of the Company and its Subsidiaries, taken as a whole, that individually or in the aggregate, exceeds, or is reasonably likely to exceed, $67.5 million, or (II) the net income of the Company and its Subsidiaries (not taking into account any (A) gains or losses resulting from sales or other dispositions of assets by the Company or any of its Subsidiaries (including, without limitation, gains or losses resulting from related severance costs) effected with the prior written consent of Parent (which consent will not be unreasonably withheld), and (B) losses resulting from the costs related to this Agreement and the transactions contemplated hereby), determined in accordance with United States generally accepted accounting principles ("GAAP"), from January 1, 1997 through the last full month of operations for which financial information is available prior to the consummation of the Offer being less, on a cumulative basis, than the Targeted Income (as defined below) by an amount in excess of the Allowed Shortfall (as defined below); provided, however, that, in the case of either of (I) or (II) above, the effects of changes that are generally applicable to (i) the health care or HMO industries, (ii) the United States economy or (iii) the United States securities markets shall be excluded from such determination; and provided, further, that any adverse effect on the Company and its Subsidiaries resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby and any change in value of the Company's marketable securities shall also be excluded from such determination. In addition to the foregoing, the determination of the dollar value or impact of any change or event pursuant to the preceding sentence shall be based solely on the actual dollar value of such change or effect, on a dollar-for-dollar basis, and shall not take into account (i) any multiplier valuation, including, without limitation, any multiple based on earnings or other financial indicia or the Offer Price or (ii) any consequential damages or other consequential valuation. For purposes hereof, (x) "Targeted Income" shall mean, for any period, the cumulative monthly net income from January 1, 1997 set forth on Schedule 3.1 hereto, and (y) "Allowed Shortfall" shall mean, for the same period, $5 million of net income per month, on a cumulative basis, plus an aggregate of an additional $10 million of net income. For purposes of considering whether a "Company Material Adverse Effect" has occurred, (A) any adjustment of reserves for hospital provider contracts receivables on the Company's balance sheet as of December 31, 1996 shall be counted only in clause (I) above, and (B) any new reserves for hospital provider contracts receivables established for the period after December 31, 1996 shall be counted only in clause (II) above, unless such new reserves are required to be restated on the Company's balance sheet as of December 31, 1996 under GAAP, in which case such new reserves shall be counted only in clause (I) above.

     Section 3.2 Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of 800,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.10 per share (the "Company Preferred Stock"). As of January 31, 1997, (i) 63,795,517 shares of Company Common Stock were issued and outstanding, (ii) 5,262,600 shares of Company Common Stock were reserved for issuance pursuant to the conversion of the Company Convertible Notes, (iii) shares of Company Common Stock issuable pursuant to the Rights Agreement were reserved for issuance in connection with the Rights, (iv) no shares of Company Common Stock were issued and held in the treasury of the Company, and (v) there were no shares of Preferred Stock issued and outstanding. Since January 31, 1997, no additional shares of capital stock have been issued except shares of Company Common Stock and options therefor issued pursuant to the Company's stock option and employee stock purchase plans, pension plans and other similar employee benefit plans (the "Company Stock Plans"), which, upon exercise of all such options as of such date (whether or not vested), would not exceed 7,545,000 shares of Company Common Stock in the aggregate. Since January 31, 1997, the Company has issued only options to acquire 1,474,100 shares of Company Common Stock. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Except as disclosed in Section 3.2(a) of the Company Disclosure Letter and, except for the Company Convertible Notes, the Company Stock Plans and the Rights Agreement, as of the date hereof, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries of the Company or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

     (b) Except as disclosed in Section 3.2(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company's Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company.

     Section 3.3 Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its shareholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for those actions contemplated by Section 1.2(a) hereof and obtaining the approval of its shareholders as contemplated by Section 1.8 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, subject to approval and adoption of this Agreement by the Company's shareholders (and assuming due and valid authorization, execution and delivery hereof by Parent and the Purchaser) is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 3.4  Consents and Approvals; No Violations.  Except as disclosed in
Section 3.4 of the Company Disclosure Letter and except for (a) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) applicable requirements under the Exchange Act, (c) the filing of the Certificates of Merger, (d) applicable requirements under corporation or "blue sky" laws of various states, (e) approvals or filings under various state and federal laws, rules and regulations governing insurance holding and operating companies, health maintenance organizations, health care services plans, third party administrators, preferred provider plans, providers of utilization review services, or other managed health care organizations, including laws, rules and regulations with respect to the administration of Medicaid and Medicare (the "Insurance Regulatory Approvals") or (f) matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or By-Laws of the Company or any of its Subsidiaries,
(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture (other than the Indenture), lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound and which has been filed as an exhibit to the Company SEC Documents (as defined in Section 3.5 hereof) (the "Material Agreements"), (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, or (iv) require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a "Governmental Entity"); except in the case of clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, (A) would not have a Company Material Adverse Effect and would not materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement, or (B) become applicable as a result of the business or activities in which Parent or Purchaser is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Parent or Purchaser.

     Section 3.5 SEC Reports and Financial Statements. The Company has filed all reports required to be filed by it with the SEC pursuant to the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), since January 1, 1994 (as such documents have been amended since the date of their filing, collectively, the "Company SEC Documents"). The Company SEC Documents, as of their respective filing dates, or if amended, as of the date of the last such amendment, did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to Parent or the Purchaser the audited consolidated balance sheet (including the related notes) of the Company and its Subsidiaries as of December 31, 1996 and the audited consolidated statements of operations and cash flow of the Company and its Subsidiaries for the period ended December 31, 1996 (collectively, the "1996 Financial Statements"). Each of the consolidated balance sheets (including the related notes) included in the Company SEC Documents and the 1996 Financial Statements fairly presents in all material respects the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included in the Company SEC Documents and the 1996 Financial Statements fairly present in all material respects the results of operations and cash flows of the Company and its consolidated Subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the consolidated balance sheets and statements of operations and cash flow (including the related notes) included in the Company SEC Documents and the 1996 Financial Statements has been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments.

     Section 3.6 No Undisclosed Liabilities. Except (a) for liabilities and obligations incurred in the ordinary course of business since December 31, 1996,
(b) for liabilities and obligations disclosed in the Company SEC Documents or the 1996 Financial Statements, (c) for liabilities and obligations incurred in connection with the Offer and the Merger or otherwise as contemplated by this Agreement and (d) as disclosed in Section 3.6 of the Company Disclosure Letter, since December 31, 1996, neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 1996.

     Section 3.7 Absence of Certain Changes. Except as (a) disclosed in the Company SEC Documents or the 1996 Financial Statements, (b) disclosed in Section
3.7 of the Company Disclosure Letter or (c) contemplated by this Agreement, since December 31, 1996, the Company has not (i) suffered any change constituting a Company Material Adverse Effect; (ii) amended its Articles of Incorporation or By-laws; (iii) split, combined or reclassified the Company Common Stock or any capital stock of any of the Subsidiaries of the Company;
(iv) declared or set aside or paid any dividend or other distribution with respect to the Company Common Stock (other than the redemption of the Rights); or (v) materially changed the Company's accounting methods, except as required by GAAP or applicable law.

     Section 3.8  Employee Benefit Plans; ERISA.

     (a) Section 3.8 of the Company Disclosure Letter sets forth a list of all material employee benefit plans, (including but not limited to plans described in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be deemed a "single employer" within the meaning of section 4001(b)(15) of ERISA ("Benefit Plans") and all material employment and severance agreements with employees of the Company ("Employee Agreements"). True and complete copies of all Employee Agreements, including all amendments to date, have been made available to Parent by the Company.

     (b) Except as set forth in Section 3.8 of the Company Disclosure Schedule, with respect to each Benefit Plan: (i) if intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), such plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under section 501(a) of the Code and nothing has occurred to the best knowledge of the Company since the date of such determination that could materially adversely affect such qualification or exempt status; (ii) such plan has been administered in all material respects in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the Company; (iv) no disputes are pending, or, to the knowledge of the Company, threatened that give rise to or might reasonably be expected to give rise to material liability on the part of the Company; (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that give rise to or might reasonably be expected to give rise to material liability on the part of the Company; and (vi) all contributions required to be made to such plan as of the date hereof (taking into account any extensions for the making of such contributions) have been made in full.

     (c) No Benefit Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Benefit Plan a plan described in section 4063(a) of ERISA.

     (d) No Benefit Plan has incurred an accumulated funding deficiency, as defined in section 302 of ERISA or section 412 of the Code, whether or not waived.

     (e) With respect to each Benefit Plan that is a "welfare plan" (as defined in section 3(1) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of the Company or any of its Subsidiaries beyond their termination of employment (other than to the extent required by applicable law).

     (f) Except as set forth in the Disclosure Schedule, no material liability has been or is expected to be incurred by the Company or any ERISA Affiliate (either directly or indirectly, including as a result of an indemnification obligation or any joint and several liability obligations) under or pursuant to Title I or IV of ERISA or the penalty or the excise tax or joint and several liability provisions of the Code, relating to its or their employee benefit plans, and no event, transaction or condition has occurred or exists that have resulted in or would reasonably be expected to result in any such liability to Parent, the Purchaser, the Company or any ERISA Affiliate or any employee benefit plan of the Company or any ERISA Affiliate.

     (g) As of the last valuation date prior to the date hereof, the market value of assets under each Benefit Plan which is an Employee Pension Benefit Plan under Section 3(2) of ERISA (other than any multiemployer plan) is less than the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination, by an amount no greater than $100,000.

     Section 3.9 Litigation. Except as disclosed in Section 3.9 of the Company Disclosure Letter or as disclosed in the Company SEC Documents, there is no action, suit, proceeding (other than any action, suit or proceeding resulting from or arising out of this Agreement or the transactions contemplated hereby) or, to the best knowledge of the Company, audit or investigation pending or, to the best knowledge of the Company, action, suit, proceeding, audit or investigation threatened, involving the Company or any of its Subsidiaries, by or before any court, governmental or regulatory authority or by any third party that would have a Company Material Adverse Effect.

     Section 3.10 No Default; Compliance with Applicable Laws. The business of the Company and each of its Subsidiaries is not in default or violation of any term, condition or provision of (i) its respective articles of incorporation or by-laws or similar organizational documents, (ii) any Material Agreement or
(iii) any statute, law, rule, regulation, judgment, decree, order, arbitration award, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries, including, without limitation, laws, rules and regulations relating to the environment, insurance companies, health maintenance organizations, Medicare, Medicaid, third-party administrators, occupational health and safety, employee benefits, wages, workplace safety, equal employment opportunity and race, religious or sex discrimination, excluding from the foregoing clauses (i), (ii) and (iii), defaults or violations which would not have a Company Material Adverse Effect or which become applicable as a result of the business or activities in which Parent or the Purchaser is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Parent or Purchaser.

     Section 3.11 Taxes. (a) Except as disclosed in Section 3.11 of the Company Disclosure Letter, the Company and each of its Subsidiaries has (i) timely filed all federal, state, local and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such returns are true, correct and complete, (ii) paid or accrued (in accordance with GAAP) all material taxes other than such taxes as are being contested in good faith by the Company or its Subsidiaries, and (iii) properly accrued (in accordance with GAAP) in all respects all such taxes for such periods subsequent to the periods covered by such returns, except in the case of the foregoing clauses
(i), (ii) and (iii) where any such failure would not have a Company Material Adverse Effect.

     (b) Except as disclosed in Section 3.11 of the Company Disclosure Letter, there are no ongoing or, to the best knowledge of the Company, threatened, in writing, federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries, except where any such audit or examination would not have a Company Material Adverse Effect.

     (c) Except as disclosed in Section 3.11 of the Company Disclosure Letter, there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

     (d) Except as disclosed in Section 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

     (e) Except as disclosed in Section 3.11 of the Company Disclosure Letter, there are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries which are not provided for in the financial statements included in the SEC Reports or the 1996 Financial Statements, except liens for Taxes not yet due and payable.

     (f) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including, without limitation, any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

     Section 3.12 Real Property. The Company and the Subsidiaries, as the case may be, have sufficient title, leaseholds or rights to real property to conduct their respective businesses as currently conducted in all material respects.

     Section 3.13 Intellectual Property. Except as disclosed in Section 3.13 of the Company Disclosure Letter or as disclosed in the Company SEC Documents, and except for such claims, which individually or in the aggregate, would not have a Company Material Adverse Effect, there are no pending or threatened claims of which the Company or its Subsidiaries have been given written notice, by any person against their use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefor which are owned by the Company or its Subsidiaries and used in their respective operations as currently conducted (collectively, the Intellectual Property"). The Company and its Subsidiaries have such ownership of or such rights by license, lease or other agreement to the Intellectual Property as are necessary to permit them to conduct their respective operations as currently conducted, except where the failure to have such rights would not have a Company Material Adverse Effect.

     Section 3.14 Computer Software. The Company and its Subsidiaries have such title or such rights by license, lease or other agreement to the computer software programs (other than off-the-shelf software) which are owned, licensed, leased or otherwise used by the Company and its Subsidiaries and which are material to the conduct of their respective operations as currently conducted except where the failure to have such rights would not have a Company Material Adverse Effect.

     Section 3.15 Information in Offer Documents. None of the information supplied or to be supplied by the Company, or any of their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9, including any amendments or supplements thereto, will at the respective times the Offer Documents and the
Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company's shareholders, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to the information that has been supplied by Parent or the Purchaser or their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in any of the foregoing documents. The Schedule 14D-9 and any amendments or supplements thereto will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

     Section 3.16 Brokers or Finders. The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Bear, Stearns & Co. Inc. ("Bear, Stearns"), whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a true and complete copy of which has heretofore been furnished to Parent or the Purchaser.

     Section 3.17 Opinion of Financial Advisor. The Company has received the opinion of Bear, Stearns to the effect that, as of the date hereof, the Offer and the Merger are fair, from a financial point of view, to the shareholders of the Company.

     Section 3.18 Regulatory Statements. The annual and quarterly statements described in Section 3.18 of the Company Disclosure Letter and the statutory balance sheets and income statements included therein present fairly the statutory financial condition and results of operations of the Company and/or its Subsidiaries as of the dates and for the periods indicated therein and have been prepared in accordance with the accounting principles or practices set forth in applicable state laws and regulations or prescribed or permitted by the relevant state regulatory body consistently applied throughout the periods indicated, except as expressly set forth therein and except where the failure of such statements to so present fairly or to have been so prepared would not have a Company Material Adverse Effect.

     Section 3.19 Certain Contracts. Except as set forth in Section 3.19 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any contract which by its terms expressly prohibits or limits its ability, to an extent material to the business of the Company and its Subsidiaries taken as a whole, to engage in any line of business, compete with any person or expand the nature or geographic scope of its business.

     Section 3.20 Investigation by the Company. In entering into this Agreement, the Company:

          (a) acknowledges that none of Parent, the Purchaser, their Subsidiaries or any of their respective directors, officers, employees, affiliates, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company or their agents or representatives, and

          (b) agrees, to the fullest extent permitted by law, that none of Parent, the Purchaser, their Subsidiaries or any of their respective directors, officers, employees, shareholders, affiliates, agents, advisors or representatives shall have any liability or responsibility whatsoever to the Company on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to the Company, except that the foregoing limitations shall not (a) apply to Parent and the Purchaser to the extent Parent and the Purchaser makes the specific representations and warranties set forth in Article IV of this Agreement, but always subject to the limitations and restrictions contained herein, or
     (b) preclude the Company from seeking any remedy for fraud.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                               AND THE PURCHASER

     Parent and the Purchaser jointly and severally represent and warrant to the Company as follows:

     Section 4.1 Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Parent Material Adverse Effect. Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. As used in this Agreement, "Parent Material Adverse Effect" means only any adverse change in, or effect on, the business, financial condition, operations or results of operations of Parent and its Subsidiaries, taken as a whole that, individually or in the aggregate, exceeds, or is reasonably likely to exceed, $67.5 million; provided, however, that the effects of changes that are generally applicable to (i) the healthcare or HMO industries, (ii) the United States economy, or (iii) the United States securities markets shall be excluded from such determination. In addition to the foregoing, the determination of the dollar value or impact of any change or event pursuant to the preceding sentence shall be based solely on the actual dollar value of such change or effect, on a dollar-for-dollar basis, and shall not take into account (i) any multiplier valuation, including, without limitation, any multiple based on earnings or other financial indicia or (ii) any consequential damages or other consequential valuation.

     Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by their Boards of Directors and no other corporate action on the part of Parent and the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Purchaser, as the case may be (and assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of Parent and the Purchaser, as the case may be, enforceable against them in accordance with its respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 4.3 Consents and Approvals; No Violations. Except for (a) filings pursuant to the HSR Act, (b) applicable requirements under the Exchange Act, (c) the filing of the Certificates of Merger, (d) applicable requirements under corporation or "blue sky" laws of various states, (e) the Insurance Regulatory Approvals or (f) as described in this Agreement, neither the execution, delivery or performance of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or By-Laws of Parent or the Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound and which has been filed as an exhibit to the Parent SEC Documents (as defined in Section 4.4 hereof), (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, or (iv) require on the part of Parent or the Purchaser any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a "Governmental Entity"); except in the case of clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, (A) would not have a Parent Material Adverse Effect and would not materially adversely affect the ability of Parent and the Purchaser to consummate the transactions contemplated by this Agreement, or (B) become applicable as a result of the business or activities in which the Company is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, the Company.

     Section 4.4 SEC Reports and Financial Statements. Parent has filed with the SEC, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since January 1, 1994 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents, including, without limitation, any financial statements or schedules included therein did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Parent SEC Documents fairly presents in all material respects the financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of Parent and its consolidated Subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the consolidated balance sheets and statements of operations and cash flow (including the related notes) included in the Parent SEC Documents has been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments.

     Section 4.5 Information in Offer Documents; Proxy Statement. None of the information supplied or to be supplied by Parent or the Purchaser, or any of their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement, including any amendments or supplements thereto, will, in the case of the Offer Documents and the Schedule 14D-9, at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's shareholders or at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, Parent and the Purchaser do not make any representation or warranty with respect to the information that has been supplied by the Company or its officers, directors, employees, representatives or agents for inclusion or incorporation by reference in any of the foregoing documents. The Offer Documents and the Proxy Statement and any amendments or supplements thereto will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

     Section 4.6 Sufficient Funds. Either Parent or the Purchaser has sufficient funds available (through existing credit arrangements or otherwise) to purchase all of the Shares outstanding on a fully diluted basis and to pay all fees and expenses related to the transactions contemplated by this Agreement.

     Section 4.7 Share Ownership. None of Parent, the Purchaser or any of their respective "affiliates" or "associates" (as those terms are defined in Rule 12b-2 under the Exchange Act) beneficially owns any Shares.

     Section 4.8 Purchaser's Operations. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     Section 4.9 Brokers or Finders. Parent represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Goldman, Sachs & Co., whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm, a true and complete copy of which has heretofore been furnished to the Company.

     Section 4.10 Investigation by Parent. In entering into this Agreement, each of Parent and the Purchaser:

          (a) acknowledges that none of the Company, its Subsidiaries or any of their respective directors, officers, employees, affiliates, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent, the Purchaser or their agents or representatives, and

          (b) agrees, to the fullest extent permitted by law, that none of the Company, its Subsidiaries or any of their respective directors, officers, employees, shareholders, affiliates, agents, advisors or representatives shall have any liability or responsibility whatsoever to Parent or the Purchaser on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Parent, except that the foregoing limitations shall not (a) apply to the Company to the extent the Company makes the specific representations and warranties set forth in Article III of this Agreement, but always subject to the limitations and restrictions contained herein, or (b) preclude Parent and the Purchaser from seeking any remedy for fraud.

                                   ARTICLE V

                                   COVENANTS

     Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as contemplated by this Agreement, (ii) as disclosed in
Section 5.1 of the Company Disclosure Letter or (iii) as agreed in writing by Parent, after the date hereof, and prior to the time the directors of the Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to Section 1.3 (the "Appointment Date"):

          (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its best efforts to preserve in all material respects its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates;

          (b) the Company will not, directly or indirectly, (i) amend its Articles of Incorporation or By-laws or similar organizational documents; or (ii) split, combine or reclassify the outstanding Company Common Stock or any outstanding capital stock of any of the Subsidiaries of the Company;

          (c) neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends from any Subsidiary of the Company to the Company or any other Subsidiary of the Company); (ii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than shares of Company Common Stock reserved for issuance on the date hereof upon exercise of outstanding Rights pursuant to the Rights Agreement, issuances pursuant to the exercise of Options outstanding on the date hereof, or issuances pursuant to the Company Convertible Notes; (iii) acquire, sell, lease or dispose of any assets in excess of $5 million, other than in the ordinary and usual course of business; (iv) incur or modify any material debt, other than in the ordinary and usual course of business; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock other than redemption of the outstanding Rights pursuant to the Rights Agreement;

          (d) neither the Company nor any of its Subsidiaries shall, except as may be required or contemplated by this Agreement or in the ordinary and usual course of business, terminate or materially amend any of its Benefit Plans;

          (e) neither the Company nor any of its Subsidiaries shall, except as contemplated by this Agreement, enter into, adopt or materially amend any employee benefit plans or amend any employment or severance agreement or (except for normal increases in the ordinary and usual course of business to persons other than the employees listed as Tier I through Tier V on
     Schedule 5.4(b) hereof) increase in any manner the compensation of any employees;

          (f) neither the Company nor any of its Subsidiaries shall: (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than Subsidiaries of the Company), except in the ordinary and usual course of business; (ii) make any material loans, advances or capital contributions to, or investments in, any other person (other than to Subsidiaries of the Company), other than in the ordinary and usual course of business; or (iii) make capital expenditures in excess of an aggregate of $10 million for the first seven months from the date hereof or an additional $5 million thereafter;

          (g) neither the Company nor any of its Subsidiaries shall materially change any of the accounting methods used by it unless required by GAAP or applicable law;

          (h) the Company will not settle or compromise any claim (including arbitration) or litigation involving payments by the Company in excess of $1,000,000, individually, which are not subject to insurance reimbursement without the prior written consent of Parent, which consent will not be unreasonably withheld, and will consult with Parent with respect to settlement or compromise of any claim (including arbitration) or litigation for less than $1,000,000;

          (i) the Company will not amend, modify or terminate in any material respect its hospital contracts without the prior written consent of Parent, which consent shall not be unreasonably withheld, and provided that Parent shall designate a single senior officer with responsibility to provide such consent and such officer shall respond within two business days of any such request and the Company will consult with Parent prior to entering into any new hospital contract or agreement; and

          (j) neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

     Section 5.2 Actions Regarding the Rights. The Company, in accordance with the terms and provisions of the Rights Agreement, and as promptly as practicable on or after the date hereof, shall take all reasonable actions necessary to cause the (a) postponement of the Distribution Date under the Rights Agreement as necessary to prevent this Agreement or the consummation of any of the transactions contemplated hereby, including without limitation, the publication or other announcement of the Offer and the consummation of the Offer and the Merger, from resulting in (i) the distribution of separate Rights certificates, or (ii) the occurrence of a Distribution Date, and (b) redemption of the Rights prior to the consummation of the Offer.

     Section 5.3 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours during the period prior to the Appointment Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and
(b) all other information concerning its business, properties and personnel as Parent may reasonably request. After the Appointment Date the Company shall provide Parent and such persons as Parent shall designate with all such information, at such time, as Parent shall request. Unless otherwise required by law and until the Appointment Date, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement between the Company and Parent, dated as of January 31, 1997 (the "Confidentiality Agreement").

     Section 5.4  Employee Benefits.

     (a) Parent and the Purchaser agree that, effective as of the Effective Time and for a two-year period following the Effective Time, the Surviving Corporation and its Subsidiaries and successors shall provide those persons who, immediately prior to the Effective Time, were employees of the Company or its Subsidiaries ("Retained Employees") with employee plans and programs which provide benefits that are no less favorable in the aggregate to those provided to such Retained Employees immediately prior to the date hereof. As soon as reasonably practicable (and in any event prior to consummation of the Offer) and following a review of Parent's employee plans and programs, the Company will confirm to Parent whether it considers Parent's employee plans and programs to be no less favorable in the aggregate than the employee plans and programs of the Company. With respect to such benefits, service accrued by such Retained Employees during employment with the Company and its Subsidiaries prior to the Effective Time shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits.

     (b) Parent and the Purchaser agree to honor, and cause the Surviving Corporation to honor, without modification, (i) all employment and severance agreements and arrangements, as amended through the date hereof, with respect to employees and former employees of the Company, including, without limitation, the Employee Agreements referred to in Section 3.8(a) hereof (collectively, the "Severance Agreements"), and (ii) the New Severance Arrangements (as defined below). Parent and the Purchaser acknowledge that the transactions contemplated hereby shall constitute a "change in control" for purposes of the Severance Agreements. Parent, the Purchaser and the Company agree that, prior to the Effective Time, the Company shall adopt severance plans and/or enter into severance agreements substantially as provided in Schedule 5.4(b) hereof (the "New Severance Arrangements").

     (c) In the event Parent or the Purchaser or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.4, proper provision shall be made so that the successors and assigns of Parent, the Purchaser or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.4 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

     (d) As soon as practicable following the Effective Time (but in no event later than 30 days following the Effective Time) Parent shall take any and all action necessary and appropriate to grant options ("Parent Options") to purchase 200,000 shares of Parent Common Stock to persons who were employees of the Company immediately prior to the Effective Time. Each Parent Option shall have
(i) an exercise price equal to the closing price of the Parent Common Stock on the New York Stock Exchange as of the date of grant and (ii) a term of ten years. The allocation to individual employees of the Parent Options shall be made solely by Parent after reasonable consultation with the individual serving as CEO of the Company on the date hereof (the "Company CEO"). The Company CEO shall not be eligible to receive any Parent Options. All other terms and conditions of Parent Options shall be determined by Parent after reasonable consultation with the Company CEO; provided, that such options shall be issued under Parent's existing option plans with terms and conditions customary for grants to similarly situated employees.

     Section 5.5 No Solicitation. (a) The Company and its Subsidiaries will not, and will use their best efforts to cause their respective officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of the Company or any of its Subsidiaries not to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined in Section 5.5(c) hereof), (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal, or
(iii) except as permitted below, enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 5.5 or in any other provision of this Agreement, the Company and its Board of Directors (i) may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential

Acquiror") or approve an unsolicited Acquisition Proposal if the Company's Board of Directors is advised by its financial advisor that such Potential Acquiror has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and either (A) the Board determines in good faith, after receiving advice from its financial advisor, that such third party has submitted to the Company an Acquisition Proposal which is a Superior Proposal, or (B) the Board determines in good faith, based upon advice of its outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would violate the Board's fiduciary duties under applicable law, and (ii) shall be permitted to
(X) take and disclose to the Company's shareholders a position with respect to any tender or exchange offer by a third party, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 of the Exchange Act or (Y) make disclosure to the Company's shareholders, in the case of clause (X) or clause
(Y) either (1) with respect to or as result of a Superior Proposal, or (2) if the Company's Board of Directors determines in good faith, based upon advice of its outside legal counsel, that the failure to take such action would violate such Board's fiduciary duties under, or otherwise violate, applicable law. The Company agrees that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement substantially similar to the confidentiality provisions of the confidentiality agreement entered into between the Company and Parent. In the event that the Company shall determine to provide any information as described above, or shall receive any Acquisition Proposal, it shall promptly inform Parent in writing as to the fact that information is to be provided and shall furnish to Parent the identity of the recipient of such information and/or the Potential Acquiror and the terms of such Acquisition Proposal, except to the extent that the Board determines in good faith, based upon advice of its outside legal counsel, that any such action described in this sentence would violate such Board's fiduciary duties under, or otherwise violate, applicable law. The Company will keep Parent reasonably informed of the status (including amendments or proposed amendments) of any such Acquisition Proposal except to the extent that the Board determines in good faith, based upon advice of its outside legal counsel, that any such action would violate such Board's fiduciary duties under, or otherwise violate, applicable law.

     (b) The Board of Directors of the Company shall not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of such Board of Directors of this Agreement, the Offer or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, (A) the Board determines in good faith, after receiving advice from its financial advisor, that such Acquisition Proposal is a Superior Proposal or (B) the Board determines in good faith, based upon advice of its outside legal counsel, that the failure to take such action would violate Board's fiduciary duties under applicable law.

     (c) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal, whether in writing or otherwise, made by a third party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of, or any material equity interest in, the Company or its material Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving the Company or its material Subsidiaries including, without limitation, any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of any material portion of the assets of, or any material portion of the equity interest in, the Company or its material Subsidiaries (other than the transactions contemplated by this Agreement).

     (d) The term "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in good faith to be more favorable to the Company and its shareholders than the Offer and the Merger (based on advice of the Company's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors, after receiving advice from its financial advisor, is reasonably capable of being financed by such third party.

     Section 5.6 Publicity. The initial press releases with respect to the execution of this Agreement shall be acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

     Section 5.7 Directors' and Officers' Insurance and Indemnification. (a) From and after the consummation of the Offer, Parent shall, and shall cause the Company (or the Surviving Corporation if after the Effective Time) to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, employee and agent (the "Indemnified Party") of the Company and its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under New Hampshire law or the Company's Articles of Incorporation, By-laws or indemnification agreements in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim, then from and after consummation of the Offer Parent shall, or shall cause the Company (or the Surviving Corporation if after the Effective Time) to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

     (b) Parent and the Company agree that all rights to indemnification and all limitations or liability existing in favor of the Indemnified Party as provided in the Company's Articles of Incorporation and By-laws as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with the NHBCA; provided, that, in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under New Hampshire law, the Company's Articles of Incorporation or By-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Parent and; provided, further, that nothing in this Section 5.7 shall impair any rights or obligations of any present or former directors or officers of the Company.

     (c) In the event Parent or the Purchaser or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.7, proper provision shall be made so that the successors and assigns of Parent and the Purchaser assume the obligations set forth in this Section 5.7 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

     (d) Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Date;

provided, that the Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers.

     Section 5.8 Approvals and Consents; Cooperation; Notification. (a) The parties hereto shall use their respective best efforts, and cooperate with each other, to obtain as promptly as practicable all governmental and third party authorizations, approvals, consents or waivers, including, without limitation, pursuant to the HSR Act and with respect to the Insurance Regulatory Approvals, required in order to consummate the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger.

     (b) The Company, Parent and the Purchaser shall take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including, without limitation, under the HSR Act and with respect to the Insurance Regulatory Approvals, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection therewith.

     (c) The Company shall give prompt notice to Parent of the occurrence of any Company Material Adverse Effect. Each of the Company and Parent shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would cause any condition to the consummation of the Offer or the Merger not to be satisfied.

     Section 5.9 Further Assurances. Each of the parties hereto agrees to use their respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger, which efforts shall include, without limitation, (a) Parent and the Purchaser proffering their willingness to accept an order or orders providing for the divestiture by Parent and the Purchaser of such of the Company's assets and businesses (or, in lieu thereof, approximately equivalent assets and businesses of Parent and the Purchaser) which do not represent in the aggregate assets with a fair market value greater than $67.5 million as are necessary to permit Parent and the Purchaser otherwise fully to consummate the Offer and the Merger and the transactions contemplated hereby, including an offer to hold separate such assets and businesses pending any such divestiture or pending the receipt of any required regulatory approvals, (b) Parent and the Purchaser using their best efforts to prevent any preliminary or permanent injunction or other order by a court of competent jurisdiction or Governmental Entity relating to consummating the transactions contemplated by this Agreement, including, without limitation, under the antitrust laws and with respect to the Insurance Regulatory Approvals, and, if issued, to appeal any such injunction or order through the appellate court or body for the relevant jurisdiction, provided that Parent shall not be obligated to continue pursuing any particular litigation or action following the issuance of any preliminary injunction with respect thereto and (c) Parent and the Purchaser using their best efforts to satisfy any objections of, and accept any conditions imposed by, any Governmental Entity in connection with any Insurance Regulatory Approval, except where such objection or condition would result in costs or liabilities to the Company and Parent, taken together (and aggregated with any loss incurred in connection with a disposition of assets pursuant to clause (a) above at less than fair market value), in excess of $67.5 million; provided, however, that notwithstanding the foregoing, during the sixty day period following the date hereof, Parent and Purchaser shall only be obligated to use commercially reasonable efforts to obtain all Insurance Regulatory Approvals. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby. Parent agrees to file all applications on Form A (or equivalent form) necessary to obtain the Insurance Regulatory Approvals within 12 business days of the date hereof.

     Section 5.10 Taxes. With respect to any Taxes, the Company shall not (i) make any material tax election or (ii) settle or compromise any material income tax liability (whether with respect to amount or timing), in each case without the prior written consent of Parent which consent shall not be unreasonably withheld.

     Section 5.11 Compliance with Security Takeover Disclosure Act. As soon as practicable following the commencement of the Offer, Parent and Purchaser shall, to the extent required by law, (i) file with the Director of the Office of Securities Regulation (the "Director") of the State of New Hampshire a registration statement (the "Registration Statement") in accordance with, and containing the information required by, Section 421-A:4 of the New Hampshire Security Takeover Disclosure Act (the "Takeover Disclosure Act"), and (ii) comply with all other requirements of the Takeover Disclosure Act. None of the information supplied or to be supplied by Parent or the Purchaser, or any of their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in the Registration Statement will, at the time its is filed with the Director, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, Parent and the Purchaser do not make any representation or warranty with respect to the information that has been supplied by the Company or its officers, directors, employees, representatives or agents for inclusion or incorporation by reference in the Registration Statement.

     Section 5.12 1996 Form 10-K. The Company will periodically provide Parent with current draft versions of the Company's Annual Report on Form 10-K including documents incorporated therein by reference, for the year ended December 31, 1996.

     Section 5.13 Shareholder Litigation. The Company and Parent agree that in connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated hereby, the Company will keep Parent, and any counsel which Parent may retain at its own expense, informed of the course of such litigation, to the extent Parent is not otherwise a party thereto, and the Company agrees that it will consult with Parent prior to entering into any settlement or compromise of any such shareholder litigation; provided, that, no such settlement or compromise will be entered into involving the payment of money in excess of $1 million (to the extent not subject to insurance reimbursement) without Parent's prior written consent, which consent shall not be unreasonably withheld.

                                   ARTICLE VI

                                   CONDITIONS

     Section 6.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) this Agreement shall have been approved and adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law and the Articles of Incorporation;

          (b) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated;

          (c) all Insurance Regulatory Approvals shall have been obtained, except where the failure to have obtained any such approvals would not have a Company Material Adverse Effect;

          (d) no statute, rule, regulation, order, decree or injunction shall have been enacted, promulgated or issued by any Governmental Entity or court which prohibits the consummation of the Merger; and

          (e) Parent, the Purchaser or their affiliates shall have purchased shares of Company Common Stock pursuant to the Offer.

     Section 6.2 Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of Parent and the Purchaser shall be true and accurate as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have a Parent Material Adverse Effect; and

          (b) each of Parent and the Purchaser shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or the Purchaser, as the case may be, at or prior to the Effective Time.

     Section 6.3 Conditions to the Obligations of Parent and the Purchaser to Effect the Merger. The obligations of Parent and the Purchaser to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of the Company shall be true and accurate as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), would not have a Company Material Adverse Effect; and

          (b) the Company shall have performed in all material respects all of the respective obligations hereunder required to be performed by the Company, at or prior to the Effective Time.

     Section 6.4 Exception. The conditions set forth in Section 6.3 hereof shall cease to be conditions to the obligations of the parties if the Purchaser shall have accepted for payment and paid for Shares validly tendered pursuant to the Offer, provided that the terms of this exception will be deemed satisfied if the Purchaser fails to accept for payment any Shares pursuant to the Offer in violation of the terms thereof.

                                  ARTICLE VII

                                  TERMINATION

     Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

          (a) By the mutual consent of Parent, the Purchaser and the Company.

          (b) By either of the Company, on the one hand, or Parent and the Purchaser, on the other hand:

             (i) if shares of Company Common Stock shall not have been purchased pursuant to the Offer on or prior to seven months from the execution of this Agreement; provided, however, the Company may, in its sole discretion, extend such termination date for up to an additional 60 days in the event that the Insurance Regulatory Approvals shall not have been obtained by the end of such initial seven month period and provided that, at the end of such seven month period, no Company Material Adverse Effect shall have occurred and be continuing; provided, further, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase shares of Company Common Stock pursuant to the Offer on or prior to such date; or

             (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or prohibiting Parent to acquire or hold or exercise rights of ownership of the Shares except such prohibitions which would not have a Company Material Adverse Effect, and such order, decree, ruling or other action shall have become final and non-appealable.

          (c) By the Company:

             (i) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, either (A) a third party shall have made an Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor, is a Superior Proposal, or (B) the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger (or the Board of Directors of the Company resolves to do any of the foregoing); or

             (ii) if Parent or the Purchaser shall have terminated the Offer, or the Offer shall have expired, without Parent or the Purchaser, as the case may be, purchasing any shares of Company Common Stock pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(ii) if the Company is in willful breach of this Agreement; or

             (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(iii) if the Company is in willful breach of this Agreement.

          (d) By Parent and the Purchaser:

             (i) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, the Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); or

             (ii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided that Parent may not terminate this Agreement pursuant to this Section 7.1(d)(ii) if Parent or the Purchaser is in willful breach of this Agreement.

     Section 7.2 Effect of Termination. (a) In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, the Purchaser or the Company or their respective directors, officers, employees, shareholders, representatives, agents or advisors other than, with respect to Parent, the Purchaser and the Company, the obligations pursuant to this Section 7.2, Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12,
8.13 and the last sentence of Section 5.3. Nothing contained in this Section 7.2 shall relieve Parent, the Purchaser or the Company from liability for willful breach of this Agreement.

     (b) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) hereof or by Parent and the Purchaser pursuant to Section 7.1(d)(i) hereof, the Company shall pay to Parent by certified check or wire transfer to an account designated by Parent immediately following receipt of a request therefor, an amount equal to $45 million (the "Termination Fee"). In addition, the Company shall pay Parent the Termination Fee if this Agreement is terminated for any reason (other than as a result of a material breach by Parent or the Purchaser that resulted in the termination of this Agreement, or a willful breach by Parent or the Purchaser of their obligations hereunder) at any time after an Acquisition Proposal has been made by a third party (a "Third Party Acquiror") and, within one year after such a termination, the Company completes either (x) a merger, consolidation or other business combination with any such Third Party Acquiror (or another party who makes an Acquisition Proposal at a time when the Company is in discussions with any such Third Party Acquiror), or (y) the sale of 50% or more (in voting power) of the voting securities of the Company or of 40% or more (in market value) of the assets of the Company and its Subsidiaries, on a consolidated basis to any such Third Party Acquiror (or another party who makes an Acquisition Proposal at a time when the Company is in discussions with any such Third Party Acquiror).

                                  ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.3(b)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company's shareholders hereunder without the approval of such shareholders.

     Section 8.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 8.2 shall not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time.

     Section 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or the Purchaser, to:

          CIGNA Corporation
          One Liberty Place
          1650 Market Street
          Philadelphia, PA 19192-1520
          Telephone No.: (215) 761-6041
          Telecopy No.: (215) 761-3399
          Attention: Robert L. Rose
              with a copy to:

              O'Melveny & Myers LLP
          Citicorp Center
          153 East 53rd Street
          New York, New York 10022
          Telephone No.: (212) 326-2000
          Telecopy No.: (212) 326-2061
          Attention: C. Douglas Kranwinkle, Esq.

          (b) if to the Company, to:

           Healthsource, Inc.
           Two College Park Drive
           Hooksett, NH 03106
           Telephone No.: (603) 268-7000
           Telecopy No.: (603) 268-7905
           Attention: Norman C. Payson, M.D.

           with a copy to:

           Skadden, Arps, Slate, Meagher &
           Flom LLP
           919 Third Avenue
           New York, New York 10022
           Telephone No.: (212) 735-2322
           Telecopy No.: (212) 735-2000
           Attention: Paul T. Schnell, Esq.

     Section 8.4 Interpretation. The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase "to the best knowledge of" or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to any vice president, chief financial officer, general counsel, chief compliance officer, controller, and any officer superior to any of the foregoing, of the referenced party after the conduct of a reasonable investigation under the circumstances by such officer. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 27, 1997. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     Section 8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 8.6 Entire Agreement; Third Party Beneficiaries. This Agreement, the Tender Agreement and Irrevocable Proxy and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 2.4, 5.4 and 5.7, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 8.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 8.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York (other than the provisions relating to the mechanics of the Merger, and other than the duties and obligations of directors and officers of the Company, including without limitation, the provisions of Section 5.5 and 5.7, which shall be governed by New Hampshire law) without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

     Section 8.9 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

     Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

     Section 8.11 Expenses. Except as set forth in Section 7.2 hereof, all costs and expenses incurred in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Offer or the Merger is consummated.

     Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

     Section 8.13 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 8.14 Schedules. The Company Disclosure Letter shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Company Disclosure Letter shall be deemed to be disclosed for all purposes under this Agreement but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

     IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          HEALTHSOURCE, INC.

                                          By: /s/ NORMAN C. PAYSON

                                            ------------------------------------
                                            Name: Norman C. Payson
                                            Title: President and Chief Executive
                                              Officer

                                          CIGNA CORPORATION

                                          By: /s/ ROBERT L. ROSE

                                            ------------------------------------
                                            Name: Robert L. Rose
                                            Title: Vice President Strategic
                                              Growth & Development

                                          CHC ACQUISITION CORP.

                                          By: /s/ ROBERT L. ROSE

                                            ------------------------------------
                                            Name: Robert L. Rose
                                            Title: President

                                                                         ANNEX A

                            CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, subject to the provisions of the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered Shares if (i) any applicable waiting period under the HSR Act has not expired or been terminated prior to the expiration of the Offer, (ii) any Insurance Regulatory Approvals or any other material consent, approval, or authorization required under Federal or any State law required to consummate the Offer have not been obtained, except where the failure to have obtained any such approvals, consents, authorizations or Insurance Regulatory Approvals would not have a Company Material Adverse Effect and would not result in a violation of law,
(iii) the Minimum Condition has not been satisfied, or (iv) at any time on or after February 26, 1997, and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur:

          (a) there shall have been any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted or issued applicable to the Offer or the Merger by any federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (1) prohibits the consummation of the Offer or the Merger, (2) prohibits, or imposes any material limitations on, Parent's or the Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets or the Shares, except for such prohibitions or limitations which would not have a Company Material Adverse Effect, (3) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, or (4) renders the Purchaser unable to accept for payment, pay for or purchase a material portion or all of the Shares; provided, that the parties shall have used their best efforts to cause any such statute, rule, regulation, judgment, order or injunction to be vacated or lifted;

          (b) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) or the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), or the performance or compliance with such obligations, agreements or covenants, do not, individually or in the aggregate, have a Company Material Adverse Effect;

          (c) the Merger Agreement shall have been terminated in accordance with its terms;

          (d) it shall have been publicly disclosed that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the then outstanding Shares, through the acquisition of stock, the formation of a group or otherwise;

          (e) the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, the Purchaser or their affiliates or the Board of Directors of the Company shall have adopted a resolution to do any of the foregoing; or

          (f) there shall have occurred (i) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or (iii) any limitation (whether or not mandatory) by an United States governmental authority or agency on the extension of credit by banks or other financial institutions which in the reasonable judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of the Purchaser and Parent and, subject to the Merger Agreement, may be asserted by either of them or may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any such rights shall not be deemed a waiver of any right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                       EXHIBIT C

                              [BEAR STEARNS LOGO]         [BEAR STEARNS ADDRESS]

March 6, 1997

Healthsource, Inc.
Two College Park Drive
Hooksett, NH 03106

Attention: Dr. Norman C. Payson
        Chairman and Executive Officer

Dear Sirs:

     We understand that Healthsource, Inc. ("Healthsource") has received an offer from CIGNA Corporation ("CIGNA") to acquire all of the outstanding shares of the common stock of Healthsource (the "Shares"). As more fully described in the Agreement and Plan of Merger (the "Merger Agreement") among Healthsource, CIGNA and CHC Acquisition Corp., a wholly-owned subsidiary of CIGNA ("Subsidiary"), Subsidiary (i) would promptly commence a tender offer to purchase all Shares for $21.75 per share in cash and (ii) as promptly thereafter as practicable, would merge with Healthsource and each outstanding Share not previously tendered would be converted into the right to receive $21.75 in cash (collectively, the "Transaction"). You have provided us with the Offer to Purchase and the Schedule 14D-9 in substantially the form to be sent to shareholders of Healthsource (collectively, the "Tender Offer Documents", which include the Merger Agreement).

     You have asked us to render our opinion as to whether the Transaction is fair, from a financial point of view, to the shareholders of Healthsource.

     In the course of our analyses for rendering this opinion, we have:

     1. reviewed the Tender Offer Documents;

     2. reviewed Healthsource's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 through 1995, and its Quarterly Report on Form 10-Q for the period ended September 30, 1996;

     3. reviewed certain operating and financial information, including projections, provided to us by management relating to Healthsource's business and prospects;

     4. met with certain members of Healthsource's senior management to discuss its operations, historical financial statements and future prospects;

     5. reviewed the historical prices and trading volume of the common shares of Healthsource;

     6. reviewed publicly available financial data and stock market performance data of companies which we deemed generally comparable to Healthsource;

     7. reviewed the terms of recent acquisitions of companies which we deemed generally comparable to Healthsource; and

     8. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by Healthsource. With respect to Healthsource's projected financial results we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Healthsource as to its expected future performance. We have not assumed any responsibility for the information or projections provided to us and we have further relied upon the assurances of the management of Healthsource that it is unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of Healthsource. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

     Based on the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to the shareholders of Healthsource.

     We have acted as financial advisor to Healthsource in connection with the Transaction and will receive a fee for such services, payment of a significant portion of which is contingent upon the consummation of the Transaction.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                          By: /s/ CURTIS LANE
                                            ------------------------------------
                                            Senior Managing Director

                               HEALTHSOURCE, INC.

                   TWO COLLEGE PARK DRIVE, HOOKSETT, NH 03106

                                     PROXY

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HEALTHSOURCE, INC. FOR THE SPECIAL MEETING OF SHAREHOLDERS OF HEALTHSOURCE, INC.


    The undersigned shareholder(s) of Healthsource, Inc. hereby appoint(s) David
R. DeVoe and Robert L. Rose, and each of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote and act for the undersigned at the Special Meeting of Shareholders of Healthsource, Inc. to be held on Thursday, July 31, 1997, at 10:00 a.m., local time, at the offices of the Company, Two College Park Drive, Hooksett, New Hampshire 03106, and any adjournment, continuation, or postponement thereof, according to the number of votes which the undersigned is now, or may then be, entitled to cast. This proxy revokes all prior proxies given by the undersigned with respect to the matters covered hereby. The undersigned acknowledges receipt of the Proxy Statement dated July 1, 1997, and the related Notice of Special Meeting of Shareholders.


    All powers may be exercised by both of said Proxies or substitutes voting or acting or, if only one votes and acts, then by that one. The undersigned instructs such Proxies or their substitutes to vote as specified on the reverse side on the proposals set forth in the Proxy Statement.

                               (SEE REVERSE SIDE)

[X]  PLEASE MARK YOUR VOTES WITH AN "X"

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

1. AUTHORIZATION AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, dated as of February 27, 1997 (the "Merger Agreement"), by and among the Company, CIGNA Corporation ("CIGNA") and CHC Acquisition Corp. ("CHC"), an indirect, wholly owned subsidiary of CIGNA, which agreement provides, among other things, (i) for the merger of CHC with and into the Company; and (ii) for the conversion of all of issued and outstanding shares of common stock, $.10 par value per share (the "Shares") of the Company, other than the Shares held by CIGNA, CHC or any other wholly owned subsidiary of CIGNA, or the Shares held by dissenting shareholders who properly exercise and perfect their dissenters' rights under New Hampshire law, into the right to receive $21.75 per share in cash, without interest.

  [ ] FOR                       [ ] AGAINST                       [ ] ABSTAIN
2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    PLEASE SIGN EXACTLY AS NAME(S) APPEAR(S) HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED CORPORATE OFFICER. IF A PARTNERSHIP, PLEASE SIGN THE PARTNERSHIP NAME BY AUTHORIZED PERSON(S).

                                               DATED                        1997

                                               ---------------------------------

                                               ---------------------------------
                                                           Signature

                                               ---------------------------------
                                                           Signature

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

VOTE MUST BE INDICATED (X) IN BLACK OR BLUE INK.